Exhibit 2.1

ASSET

PURCHASE AGREEMENT

BETWEEN

CANADIAN FOREST PRODUCTS LTD.

AND

POPE & TALBOT LTD.

DECEMBER 22, 2004

FORT ST JAMES SAWMILL DIVISION

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 22nd day of December, 2004.

BETWEEN:

CANADIAN FOREST PRODUCTS LTD., a British Columbia company having an office at Bentall 5, 1500 – 550 Burrard Street, Vancouver, British Columbia, V6C 2C1

(the “Vendor”)

AND:

POPE & TALBOT LTD., a Canadian federal corporation having an office at P.O. Box 8171, 1500 S.W. First Avenue, Portland, Oregon, USA 97207

(the “Purchaser”)

WHEREAS:

A.	The Vendor owns and operates the Division, as that term is defined below; and

B.	The Purchaser has agreed to buy the assets comprising the Division from the Vendor on the terms set out in this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants hereafter set out the parties hereto represent, covenant and agree as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement:

(a)	“Accountants” means, in the case of the Vendor, PricewaterhouseCoopers LLP, and in the case of the Purchaser, KPMG LLP;
(b)	“Acquired Tenure” means the replaceable forest licence formed by the subdivision of the Forest Licence as indicated in Schedule “A”, which is to be acquired by the Purchaser as provided in this Agreement;

(c)	“Adjusted Obligations and Liabilities” means:

(i)	the Identified Pre-Closing Environmental Conditions;

(ii)	the Non-Active Union Employee Obligations;

(iii)	the amount of $500,000 agreed by the parties to be an adjustment to the Purchase Price in respect of the Mackenzie Chip Amendment;

(iv)	the amount of $139,000 agreed by the parties to be an adjustment to the Purchase Price in respect of the fee simple residential properties listed as items 3 and 4 on Schedule “E”

(v)	the amount of $125,000 agreed by the parties to be an adjustment to the Purchase Price in respect of certain capital expenditures relating to the Division which will not be made by the Vendor prior to the Closing Date; and

(vi)	any other obligations and liabilities incurred or in existence, accrued or accruing or in any other way outstanding up to the Effective Time in respect of the Division which the Vendor and the Purchaser have agreed in writing on or before the Closing Date are to be assumed by the Purchaser and be adjustments to the Purchase Price;

(d)	“Affiliate” has the meaning given to it in the Business Corporations Act (British Columbia) as the Business Corporations Act (British Columbia) may be amended from time to time;

(e)	“Agreements” means the agreements described in Schedule “B”, the Collective Agreements, the Real Property Leases, any agreement relating to the Division entered into by the Vendor subsequent to the date of this Agreement as permitted hereunder and any other agreements relating exclusively to the operation of the Division which do not expire prior to the Effective Time;

(f)	“Applicable Law” means any and all federal, provincial, municipal and local laws, statutes, regulations, by-laws and zoning requirements and all applicable requirements, rules, standards, policies or guidelines of any Governmental Authority, having the force of law, including all Environmental Laws;

(g)	“Assumed Obligations and Liabilities” means:

(i)	all obligations and liabilities that are to be observed or performed from and after the Closing Date under:

(A)	the Acquired Tenure and under Applicable Laws with respect thereto, including under the Forest Act (British Columbia), the Forest Practices Code Act (British Columbia) and the Forest and Range Practices Act (British Columbia) and regulations thereunder, and, including, without limitation, under the Transfer Arrangement;

(B)	the Agreements (but only the Fort St. James Portion of the Agreements which are Shared Rights and Obligations); and

(C)	the Licences and Permits (but only the Fort St. James Portion of the Licences and Permits which are Shared Rights and Obligations);

(ii)	the obligations and liabilities set out in section 9 and assumed by the Purchaser as contemplated by that section;

(iii)	all other agreements and obligations relating to the business or operations of the Division that have been entered into by the Vendor in the ordinary course of the business of the Division before the Closing Date in accordance with section 5.1 and are to be observed or performed from and after the Closing Date; and

(iv)	the obligations and liabilities that are to be observed or performed from and after the Closing Date in respect of the Adjusted Obligations and Liabilities;

but excluding the Reforestation Liabilities;

(h)	“Assumption Agreement” means an assumption agreement dated the Closing Date pursuant to which the Purchaser will assume the Reforestation Liabilities on the Closing Date in consideration for the payment by the Vendor to the Purchaser of the amount shown for the Reforestation Liabilities on the Final Closing Date Statement (including the adjustment, if any, required to reflect any difference in the amount of the Reforestation Liabilities shown on the Pre-Closing Date Financial Statement and the Final Closing Date Statement in accordance with sub-section 2.5(a), mutatis mutandis), together with an indemnity from the Purchaser in respect of this assumption and an indemnity from the Vendor on the terms and for the amount set out in Schedule “V”, which agreement shall be on terms and conditions acceptable to each of the Vendor and the Purchaser, acting reasonably;

(i)	“Books and Records” means the Vendor’s books and records relating exclusively or primarily to the Division, including:

(i)	financial and accounting records, employment and payroll records, worker’s compensation and safety records, blueprints, material maps and surveys and material technical documents;

(ii)	for the three years prior to the date of this Agreement, equipment service records, maintenance history records, warranty records, operating and production records and specifications, supply records, inventory records, records relating to independent contractors, quality control records, material safety data sheets, material supplier correspondence, material engineering or product development or design feasibility projects and material studies or research (whether on site or offsite or with any other service providers); and

(iii)	forestry data bases and maps generated in respect of the Division in relation to the Acquired Tenure (including all of the cutting permits listed in Schedule “G”) using the Genus software of Genus Resource Management Technologies Inc., excluding such forestry data bases and maps in relation to the Retained Tenure and any strategic plans or analyses not located at the mill site office of the Division, but including in books and records those forestry data bases and maps relating to the Acquired Tenure (and all of the cutting permits referred to in Schedule “G”) located at the Prince George offices of the Vendor, subject to the limitations on the obligations of the Vendor with respect to combined records and information set out in Section 8.5;

in each case, whether in written or electronic form;

(j)	“Buildings” means the premises, buildings, structures and fixtures located on the Lands and other improvements affixed or appurtenant thereto;

(k)	“Business Day” means any day other than a Saturday, Sunday or any statutory holiday in the Province of British Columbia;

(l)	“Canfor” means Canfor Corporation;

(m)	“Chip Supply Agreement” means the chip supply agreement dated the Closing Date between the Vendor as buyer and the Purchaser as seller of wood chips produced from the Division in the form negotiated and settled by the Purchaser and the Vendor prior to the execution and delivery of this Agreement;

(n)	“Claim” means any claim, order, demand, litigation, suit, action, cause of action or any other legal or administrative proceeding (including an arbitration proceeding) of any kind and includes any appeal or review and any application for appeal or review thereof;

(o)	“Claim for Indemnification” means a claim for indemnification pursuant to Article 10 of this Agreement;

(p)	“Closing” means the completion of the sale and purchase of the Purchased Assets in accordance with Article 8;

(q)	“Closing Agreements” means collectively the Assumption Agreement, the Log Yard Agreement, the Waste Disposal Agreement, the Licence Agreement and the Transition Services Agreement;

(r)	“Closing Date” means, subject to section 8.1, the fifth Business Day after the mutual conditions contained in sections 6.3(a) and 6.3(b) have been satisfied, or such other date as may be agreed upon in writing by the Vendor and the Purchaser;

(s)	“Collective Agreement” means the collective agreement and amending memorandum of agreement described in Schedule “D” together with any certifications relating thereto;

(t)	“Confidentiality Agreement” means the agreement attached hereto as Schedule “D”;

(u)	“Consent Agreement” means the consent agreement dated April 30, 2004 between Canfor and the Commissioner of Competition;

(v)	“Contaminants” means any radioactive materials, asbestos, asbestos-containing materials, urea formaldehyde, vermiculite, hydrocarbons, leachate, PCBs, PCB-containing equipment or materials, lead, pollutants, contaminants, deleterious substances, dangerous substances or goods, hazardous substances, corrosive substances, toxic substances, special waste, hazardous waste, refuse, waste, pesticides, defoliants or any other substance, solid, liquid, gas or any combination of any of them, the storage, manufacture, handling, disposal, treatment, generation, use, transport, remediation, Release into, or presence in, the environment of which is prohibited, controlled or regulated under Environmental Laws;

(w)	“Delivering Party” has the meaning given to that term in subsection 2.4(c);

(x)	“Division” means the Fort St. James sawmill in Fort St. James, British Columbia and related woodlands operations of the Vendor in the Acquired Tenure;

(y)	“Effective Time” means the first instance in time on the Closing Date or such other time as may be agreed upon by the parties in writing;

(z)	“Employee Plans” means all of the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, severance, sick leave, vacation, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, drug, medical, medical travel, dental, disability, life insurance and similar plans, programs, arrangements or practices maintained by the Vendor, Canfor (or any of its Affiliates) or in which the Vendor, Canfor (or any of its Affiliates) is required to participate by the Collective Agreement, for the benefit of current or former Employees (including retirees), whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, but does not include salary, wages, vacation days or entitlements under statutory pension, retirement, employment insurance or workers’ compensation plans;

(aa)	“Employees” means the Non-Union Employees and the Union Employees;

(bb)	“Encumbrance” means any security interest, lien, charge, pledge, encumbrance, mortgage, adverse claim or title retention agreement of any kind;

(cc)	“Environmental Claim” means any order, summons, citation, directive, fine, penalty, claim, litigation, suit, action, cause of action, prosecution (including a ticket or charge), or any other legal or administrative proceeding (including an arbitration proceeding) of any kind alleging any non-compliance with, default of, breach or liability under Environmental Laws and includes any appeal or review and any application for appeal or review thereof;

(dd)	“Environmental Laws” means any and all federal, provincial, municipal and local laws, statutes, by-laws, regulations, rules, orders, standards, policies, guidelines, protocols, codes and judgments of any Governmental Authority having the force of law relating to the protection or preservation of the environment, public health and safety, occupational health and safety or the transportation of dangerous goods, and including the principles of common law and equity and, with respect to Forest Practices, means only Part 5 of Division 1 of the FRPA;

(ee)	“Environmental Permits” means all permits, licences, approvals, consents, authorizations or registrations issued by a Governmental Authority under Environmental Laws;

(ff)	“Excluded Assets” means:

(i)	unless otherwise specifically listed in a Schedule hereto, any assets located at the head or executive offices of Canfor, the Vendor or any of their Affiliates or at any of the Vendor’s other divisions or operations and any tangible asset not located at the operations site of the Division and not used in the operations of the Division;

(ii)	product packaging or shipping material bearing the names “Canfor” or “Canadian Forest Products Ltd.” or all or any portion of the trademark “Canfor and design” or “Canadian Forest Products Ltd. and design” to the extent unused on or before the Closing Date;

(iii)	finished lumber that by the Closing Date is wrapped with product packaging or shipping material bearing the names “Canfor” or “Canadian Forest Products Ltd.”;

(iv)	the assets listed in Schedule “E”;

(v)	the Retained Tenure; or

(vi)	those assets of the Vendor relating to the Division which in accordance with GAAP are shown in the books and records of the Vendor on the Closing Date as cash, accounts receivable and, except to the extent adjusted for in section 2.6, deposits; and

(vii)	all of the Vendor’s right, title and interest in any loans then owing to the Vendor from any Employee, including those on account of home relocation assistance, automobile insurance premiums and computer purchase assistance;

(viii)	the Vendor’s Leo Creek Camp located in the Takatoot operating area of the Forest Licence, including the old sawmill site and fuel storage tanks and related items at that camp; and

(ix)	the Landfills;

(gg)	“Final Closing Date Statement” means a statement dated as at the Closing Date agreed to by the Vendor and the Purchaser or as determined by the Independent Accountants as contemplated in section 2.4 that sets out:

(i)	the amount of the Adjusted Obligations and Liabilities and the value and amount of the Spare Parts; and

(ii)	the value and amount of the Inventory and the amount of the Prepaid Expenses;

all as at the Closing Date;

(hh)	“Forest Licence” means Forest Licence No. A40873 held by the Vendor at the date hereof;

(ii)	“Forest Practices” has the meaning given to that term in section 1 of the FRPA;

(jj)	“Forestry Assets” means forestry operations assets necessary for carrying on the business of the Division as currently conducted and listed in Schedule “K”;

(kk)	“Fort St. James Portion” means the post-Closing rights and the post-Closing obligations of a Shared Right and Obligation that relates to the Acquired Tenure;

(ll)	“FRA” means the Forest Revitalization Act (British Columbia);

(mm)	“FRPA” means the Forest and Range Practices Act (British Columbia);

(nn)	“GAAP” means generally accepted accounting principles in Canada, applied consistently with the past practice of the Vendor and Canfor;

(oo)	“Genus Licence Agreement” means the licence agreement dated the Closing Date between Genus Resource Management Technologies Inc. and the Vendor providing for a licence to the Vendor of Genus software, in the form delivered to the Purchaser prior to the execution and delivery of this Agreement;

(pp)	“Governmental Authority” means a domestic government, including any federal, provincial, regional, district, local or municipal government or subdivision thereof, including any governmental ministry, agency or department, tribunal, board, commission, bureau, crown corporation, court of law, arbitrator or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision thereof;

(qq)	“Governmental Order” means (i) any order or other sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Law and includes any order or other sanction requiring a study, investigation, control, removal, clean-up or remediation of, or construction of works relating to, any environmental conditions; and (ii) any notice, direction or written demand or request from a Governmental Authority which could reasonably be expected to lead to an order or other sanction being issued, filed or imposed by the Governmental Authority if no action is taken in response to the notice, direction or correspondence;

(rr)	“Identified Pre-Closing Environmental Conditions” means the Pre-Closing Environmental Conditions identified in the TRI Report set out in Schedule “S” in respect of which the Vendor and the Purchaser have agreed that the amount of $300,000 will be deducted from the Purchase Price at the Closing Date provided that, regardless of the TRI Report, Identified Pre-Closing Environmental Conditions shall not include the Landfills or any Contaminants Released from the Landfills to any lands or waters or any other impact by the Landfills on any lands or waters or any other environmental condition (including without limitation any Pre-Closing Environmental Condition) on the Landfill Lands;

(ss)	“including” means “including without limitation” and the term “including” will not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(tt)	“Indemnified Party” means the party making a Claim for Indemnification under Article 10 of this Agreement;

(uu)	“Indemnifying Party” means the party against whom a Claim for Indemnification is made under Article 10 of this Agreement;

(vv)	“Independent Accountants” means Deloitte Touche LLP or such other independent, nationally recognized accounting firm as the Vendor and the Purchaser may otherwise agree;

(ww)	“Intellectual Property” means any and all patents, trademarks, trade names, business names or brand names, domain names, copyrights or designs and any applications or registrations in respect thereof;

(xx)	“Inventory” means the logs, lumber (other than any finished lumber that by the Closing Date is wrapped with product packaging or shipping material bearing the names “Canfor” or “Canadian Forest Products Ltd.”) and wood chips relating to the Division which, in accordance with GAAP consistent with past practice for the Division, are or would be shown on the books and records of the Vendor as inventory of such logs, lumber and wood chips for the Division on the Closing Date, wherever situate;

(yy)	“Known Non-Fee Simple Environmental Condition” means:

(i)	the oil spill as described in item 4 on Schedule “S”; and

(ii)	the possible encroachment by the Vendor as at the date of this Agreement as described in item 1 of Schedule “S”;

(zz)	“Labour Dispute” means labour strike, strike dispute, slowdown, stoppage or lock-out;

(aaa)	“Landfill Lands” means the Lands on which the Landfills are located;

(bbb)	“Landfills” means the landfills currently or previously used by the Vendor for the Division that are located within the area of the Real Property Leases as set out on the Survey Plan;

(ccc)	“Landlord” means BCR Properties Ltd.;

(ddd)	“Lands” means the lands described in Schedule F, including the Buildings;

(eee)	“Liabilities” means obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, losses, costs and expenses (including reasonable fees and disbursements of legal counsel, expert witnesses and other professionals and including any reasonable costs of investigation related thereto), deficiencies and other charges of any kind;

(fff)	“Licence Agreement” means the licence agreement between the Vendor and the Purchaser dated the Closing Date providing for the licence by the Vendor to the Purchaser for a fee based on the Vendor’s cost of providing the licence to the Purchaser) of the right to use the Vendor’s proprietary log and operating systems in use at the Division’s sawmill at the Closing Date, but excluding any obligations to maintain, update or correct such systems by the Vendor, on terms and conditions acceptable to each of the Vendor and the Purchaser, acting reasonably;

(ggg)	“Licences and Permits” means the permits, authorizations, rights of way, licences and other rights described in Schedule “G” and any other permits, authorizations, rights of way, licences and similar rights entered into or obtained by the Vendor with respect to the Division subsequent to the date of this Agreement as permitted hereunder;

(hhh)	“Log Yard Agreement” means the log yard agreement dated the Closing Date between the Vendor (as the tenant under the Real Property Lease covering the area described as the “Log Yard Lease Area” on the Survey Plan) and the Purchaser on terms and conditions acceptable to each of the Vendor and the Purchaser, acting reasonably, providing for the right of the Purchaser to use a portion of the area described as the “Log Yard Lease Area” as a log yard in connection with the adjacent sawmilling operations of the Division (for a fee based on the Vendor’s cost of providing such right to the Purchaser), in a manner consistent with the historical log yard operations of the Vendor in that area in the two fiscal years of the Vendor prior to the Closing Date;

(iii)	“Mackenzie Chip Amendment” means the amendment to the chip supply agreement made as of the 19th day of January, 1996, as amended, between the Purchaser and the Vendor dated the Closing Date in the form negotiated and settled by the Purchaser and the Vendor prior to the execution and delivery of this Agreement;

(jjj)	“Non-Active Union Employee Obligations” means the ongoing obligations to those Union Employees who are absent from work by reason of a worker’s compensation related injury or illness or short term or long term disability at the Closing Date, for which Non-Active Employee Obligations the Vendor and the Purchaser have agreed the amount of $100,000 will be deducted from the Purchase Price at the Closing Date;

(kkk)	“Non-Fee Simple Interests” means any of the Acquired Tenure, the Agreements, the Real Property Leases, and the Licenses and Permits;

(lll)	“Non-Fort St. James Portion” means the rights and the obligations of a Shared Right and Obligation that relates to the Retained Tenure;

(mmm)	“Non-Union Employee” means each individual listed in Part 1 of Schedule “O” employed in, at or from the Division;

(nnn)	“Objecting Party” has the meaning given to that term in subsection 2.4(c);

(ooo)	“Objection Notice” has the meaning given to that term in subsection 2.4(c);

(ppp)	“Original Claim” has the meaning given to that term in section 10.5;

(qqq)	“Other Non-Fee Simple Interests” means the Acquired Tenure, the Agreements and any of the Licenses and Permits;

(rrr)	“PCB” means polychlorinated biphenyl;

(sss)	“Permitted Encumbrances” means:

(i)	the Encumbrances, restrictive covenants, easements, rights of way, servitudes or similar rights in land, liabilities, obligations, defects or irregularities listed in the Schedules to this Agreement;

(ii)	with respect to the Lands, any reservations, limitations, provisions or conditions expressed in any original or other grant from the Crown; or

(iii)	liens for Taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which are being contested at the time by the Vendor in good faith;

(iv)	undetermined or inchoate liens and charges incidental to current construction or current operations which have not been filed or registered in accordance with applicable law or of which written notice has not at the time been duly given in accordance with applicable laws or which relate to obligations at the time not due or delinquent;

(v)	usual endorsements on certificates of title in favour of Governmental Authorities which are not unique to the particular registered owner and which relate to permitted use of fee simple lands, including, without limitation, hospital, drainage, dyking, agricultural and recreational endorsements; and

(vi)	charges granted by public utilities in respect of their interests in any land;

(ttt)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, aboriginal group, union, Governmental Authority, or any other entity;

(uuu)	“Personal Property” means, to the extent not forming part of the Lands or the Buildings, all machinery, plant, equipment, furniture, furnishings, accessories, vehicles, trailers, motors, tools, utensils, seedling inventory, stores, parts and supplies of every nature and kind which are owned by the Vendor and utilized exclusively by the Division, including the items of personal property located at the Division’s mill site and the items of personal property described in Schedule “H”, but excluding any Excluded Assets, any personal property which is the subject of a lease agreement and any of such personal property which is disposed of in the ordinary course of business prior to the Closing Date;

(vvv)	“Pre-Closing Contaminants” means:

(i)	any Contaminants, in, on, at, under or Released to, at or from the Real Property or any of the other Purchased Assets referred to in subsection 1.1(cccc)(i) (including the surface water and groundwater on and under the Real Property) prior to or at the Closing Date;

(ii)	any Contaminants, in, on, at, under or Released to, at or from any air, land, groundwater, surface water or structure other than the Real Property prior to or at the Closing Date where the Contaminants originated from the Real Property prior to or at the Closing Date; and

(iii)	any Contaminants described in (i) above in, on, at, under or Released to or at the Real Property prior to or at the Closing Date that are Released to any air, land, groundwater, surface water or structure other than the Real Property after the Closing Date, except to the extent the Release after the Closing Date is caused or contributed to by the Purchaser where the Purchaser knows or should reasonably have known of the existence of those Contaminants;

(www)	“Pre-Closing Date Statement” means a statement dated as at the last day of a calendar month ended prior to the Closing Date (and which is a date not exceeding 60 days prior to the Closing Date) agreed to by the Vendor and the Purchaser or as determined by the Independent Accountants as contemplated in section 2.4 that sets out:

(i)	the amount of the Adjusted Obligations and Liabilities and the value and amount of the Spare Parts; and

(ii)	the value and amount of the Inventory and the amount of the Prepaid Expenses;

all as at the date of the Pre-Closing Date Statement;

(xxx)	“Pre-Closing Environmental Condition” means:

(i)	any Pre-Closing Contaminants;

(ii)	any condition, matter, occurrence or event relating to the Real Property or the other Purchased Assets referred to in subsection 1.1(cccc)(i) resulting from the operation of the Division or the Purchased Assets prior to the Closing Date that constitutes a breach or violation of, or otherwise does not comply with, any Environmental Law;

(yyy)	“Pre-Closing Liabilities and Obligations” means any and all liabilities and obligations arising out of or relating to any of the Purchased Assets or the Division to the extent arising during or relating to the period prior to the Closing, including:

(i)	any Unidentified Pre-Closing Environmental Conditions;

(ii)	the Pre-Existing Collective Agreement Liabilities; and

(iii)	any Liabilities or commitments arising out of any breach of or non-performance by the Vendor under any of the Agreements or any of the Licences and Permits that occurred prior to the Closing;

but excluding any Adjusted Obligations and Liabilities;

(zzz)	“Pre-Existing Collective Agreement Liabilities” means any and all liabilities and obligations arising out of the Collective Agreements for the time prior to the Closing Date, including:

(i)	the grievances listed in Schedule “C” that are not resolved by the Closing Date; and

(ii)	all settlement payments or awards (and reasonable fees and disbursements of legal counsel, expert witnesses and other professionals) incurred by the Purchaser, including the value of the time reasonably required of the Purchaser’s employees, to resolve the grievances listed in Schedule “C” after the Closing Date in a manner reasonably consistent with the historical practice of the Division, provided that the Vendor shall have been afforded the rights in respect of the resolution of those grievances which it would have had pursuant to subsection 10.6(c) and section 10.7 if each of those grievances was a “Third Party Claim” and the Vendor were the “Indemnifying Party”;

(aaaa)	“Prepaid Expenses” means all prepaid expenses, advance payments and prepaid items relating to or incurred for the benefit of the Purchased Assets or the Division;

(bbbb)	“Purchase Price” means the purchase price for the Purchased Assets specified in section 2.1;

(cccc)	“Purchased Assets” means:

(i)	the Lands that are owned in fee simple by the Vendor, the Buildings, the Personal Property, the Forestry Assets, the Inventory and the Spare Parts;

(ii)	all of the Vendor’s right, title and interest in the Acquired Tenure, the Agreements, the Licences and Permits (and all improvements to which the Vendor is entitled under the Agreements and the Licences and Permits) and the Prepaid Expenses; and

(iii)	subject to Applicable Laws (including for the purposes of this subsection, federal and state laws and regulations of the United States), a proportionate amount of the Vendor’s rights in respect of any quota, export rights, or similar sales, export or similar rights or exemptions from duty or constraint to which the Vendor or Canfor is entitled at Closing as a result of any settlement to the current Canada-United States softwood lumber dispute, with the proportionate amount being determined on the basis of:

(A)	the average historical production of the Division (as the numerator)

relative to

(B)	the average historical production of all of the Vendor’s and Canfor’s sawmill facilities in Canada (as the denominator),

in each case during the relevant period for which the allocation of those rights or exemptions is calculated under the terms of the settlement (including in the denominator, to the extent applicable in any such period, production from the Vendor’s and Canfor’s sawmill facilities formerly owned by Slocan or its Affiliates);

but excluding the Excluded Assets;

(dddd)	“Real Property” means the Lands owned in fee simple by the Vendor and all real property subject to Real Property Leases, excluding the Landfill Lands;

(eeee)	“Real Property Leases” means the leases of real property set out in Schedule “I”, except where the real property referred to as item 3 on Schedule “I” is at Closing retained by the Vendor in which case the “Real Property Leases” shall, for the purposes of this Agreement, mean only the real property leases referred to as items 1 and 2 on Schedule “I”;

(ffff)	“Reforestation Liabilities” means any and all reforestation and silviculture obligations and liabilities incurred or in existence, accrued or accruing or in any other way outstanding up to the Effective Time in respect of the Acquired Tenure, including the cutting permits referred to at items 20 and 21 of Schedule “G”;

(gggg)	“Release” means release, spill, leak, pump, pour, emit, empty, discharge, inject, migrate, escape, leach, dispose, dump, deposit, spray, bury, abandon, incinerate, seep or place or any similar action defined in any applicable Environmental Law;

(hhhh)	“Representative” means, in the case of either party, that party’s Affiliates and the shareholders, directors, officers, employees, agents, representatives, successors and assigns of that party and each of its Affiliates;

(iiii)	“Retained Tenure” means the remainder of the Forest Licence to be retained by the Vendor after the subdivision thereof to create the Acquired Tenure as indicated on Schedule “A”;

(jjjj)	“Shared Rights and Obligations” means those of the Agreements listed in Schedule B and the Licences and Permits listed in Schedule G pursuant to which the Vendor has rights and obligations in respect of the Forest Tenure relating to both the Acquired Tenure and the Retained Tenure;

(kkkk)	“Slocan” means Slocan Forest Products Ltd.;

(llll)	“Spare Parts” means all spare parts and supplies related exclusively to and located at the Division’s sawmill site;

(mmmm)  “Survey Plan” means the survey plan of the area of the lands covered by the Real Property Leases prepared by W.D. McIntosh, B.C. Land Surveyor, dated December 17, 2004 and attached as Schedule “U”;

(nnnn)	“Taxes” means all taxes, duties, levies, rates, assessments, reassessments and other charges, together with all penalties, interest and fines payable with respect thereto imposed by any Governmental Authority;

(oooo)	“Third Party” means any Person other than the Vendor or the Purchaser or their Representatives;

(pppp)	“Third Party Claim” has the meaning given to that term in section 10.5;

(qqqq)	“Transfer Arrangement” has the meaning given to it in section 6.5;

(rrrr)	“Transition Services Agreement” means the transition services agreement dated the Closing Date between the Vendor and the Purchaser, providing for the provision of certain services by the Vendor to the Purchaser (for a fee based on the Vendor’s cost of providing those services), including relating to accounting and information systems and personnel; time, attendance, maintenance, purchasing and operational systems; transportation logistics; utility purchasing; use of Leo Creek Camp; and product marketing and sales systems, on terms and conditions acceptable to each of the Vendor and the Purchaser, acting reasonably and subject to the terms of, and approval of the Commissioner of Competition under, the Consent Agreement;

(ssss)	“TRI Report” means the environmental audit report by Technology Resource Inc. dated December 7th, 2004 entitled “Stage 2 Preliminary Site Investigation and File Review – Canfor Sawmill Fort St. James, B.C.” in relation to the Division and the Purchased Assets”;

(tttt)	“Unidentified Pre-Closing Environmental Conditions” means any Pre-Closing Environmental Conditions that are not Identified Pre-Closing Environmental Conditions;

(uuuu)	“Union Employees” means each individual listed in Part 2 of Schedule “O” who is subject to, and whose terms and conditions of employment are governed by, the Collective Agreement and is employed in, at or from the Division; and

(vvvv)	“Waste Disposal Agreement” means the waste disposal agreement dated the Closing Date between the Vendor (as owner in fee simple of the Landfill Lands, the tenant under the Real Property Lease covering the area described as the “Log Yard Lease Area” on the Survey Plan or the grantee under a statutory right of way from the Landlord in respect of the landfill Lands) and the Purchaser on terms and conditions acceptable to each of the Vendor and the Purchaser, acting reasonably, providing for the right of the Purchaser to have deposited to the portion of the “New Landfill Site” (subject to the capacity of such site at the date of this Agreement and without any obligation on the Purchaser to expand such site) as indicated on the Survey Plan by contractors of the Vendor (the reasonable costs of which contractors and other out-of-pocket costs related to such services shall be borne by the Purchaser) those by-products of the adjacent sawmill operations of the Division based on specifications agreed between the Vendor and the Purchaser, which specifications will be based on the disposal practices of the Vendor in the two years immediately preceding the Closing, and subject to Applicable Laws, and including the indemnities (if applicable) as contemplated by subsection 5.7.

1.2.	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3.	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4.	Generally Accepted Accounting Principles

All accounting terms not defined in this Agreement shall have those meanings generally ascribed to them in accordance with GAAP.

1.5.	Currency

Except where other otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.6.	Valuations

For the purposes of any determination of:

(a)	the amount of the Adjusted Obligations and Liabilities, the amount shall be determined in accordance with GAAP and consistent with the past practice of the Vendor for the Division over the three years prior to the date of this Agreement;

(b)	the amount and value of the Inventory, all Inventory shall be valued at the lower of average cost or net realizable value in accordance with GAAP and consistent with the past practice of the Vendor for the Division over the three years prior to the date of this Agreement;

(c)	the amount of the Prepaid Expenses, the amount shall be determined in accordance with GAAP and consistent with the past practice of the Vendor for the Division over the last three years prior to the date of this Agreement; and

(d)	the amount and value of the Spare Parts, all Spare Parts shall be valued at the lower of average cost or net realizable value in accordance with GAAP and consistent with the past practice of the Vendor for the Division over the last three years prior to the date of this Agreement.

In preparing the Pre-Closing Date Statement and the Final Closing Date Statement, the Vendor and the Purchaser agree to jointly conduct a count of the Inventory and a review of the Spare Parts at such appropriate time or times as may be reasonably necessary to calculate the amount and value of the Inventory and the amount and value of the Spare Parts for the purpose of the Pre-Closing Date Statement and the Final Closing Date Statement, and both of the Vendor and the Purchaser shall be entitled to have their representatives, including their respective Accountants, present at all Inventory and Spare Parts counts and reviews.

1.7.	Schedules

The following are the Schedules which are attached to and form part of this Agreement:

Schedule “A”	Acquired Tenure

Schedule “B”	Agreements

Schedule “C”	Collective Agreements

Schedule “D”	Confidentiality Agreement

Schedule “E”	Excluded Assets

Schedule “F”	Lands

Schedule “G”	Licences and Permits

Schedule “H”	Personal Property

Schedule “I”	Real Property Leases

Schedule “J”	Allocation of Purchase Price

Schedule “K”	Forestry Assets

Schedule “L”	Compliance with Laws

Schedule “M”	Capital Expenditures

Schedule “N”	Litigation

Schedule “O”	Employees

Schedule “P”	Pension and Benefit Plans

Schedule “Q”	Insurance Coverage

Schedule “R”	Consents

Schedule “S”	Environmental Matters

Schedule “T”	Conduct of Business

Schedule “U”	Survey Plan

Schedule “V”	Assumption Agreement Indemnity Formula

Schedule “W”	Purchaser Employee Plan and Benefit Coverage

Schedule “X”	Form of Opinion of Vendor’s Counsel

Schedule “Y”	Form of Opinion of Purchaser’s Counsel

2.	PURCHASE OF ASSETS

2.1.	Purchase and Sale

The Vendor hereby agrees to sell, assign and transfer the Purchased Assets to the Purchaser and the Purchaser hereby agrees to purchase the Purchased Assets on the Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances in accordance with and subject to the terms and conditions set forth in this Agreement for a purchase price equal to the sum of:

(a)	for the Purchased Assets other than the Inventory and Prepaid Expenses, the amount of $39,000,000, less the amount shown for the Adjusted Obligations and Liabilities as at the Closing Date on the Final Closing Date Statement and less any amount by which the value shown for the Spare Parts on the Final Closing Date Statement is less than $3,122,000; and

(b)	for the Inventory and the Prepaid Expenses, the amount shown for the Inventory and the Prepaid Expenses on the Final Closing Date Statement;

all subject to adjustment as provided in this Agreement (collectively, the “Purchase Price”).

2.2.	Allocation of Purchase Price

The Purchase Price shall be allocated as set forth in Schedule “J”, and the Purchaser and the Vendor will report the purchase and sale of the Purchased Assets for all federal, provincial and local tax purposes in accordance with this allocation.

2.3.	Payment of Purchase Price

The Purchase Price for the Purchased Assets shall be paid by the Purchaser at Closing as follows:

(a)	the amount of $39,000,000, less the amount shown for the Adjusted Obligations and Liabilities on the Pre-Closing Date Statement and less any amount by which the value shown for the Spare Parts on the Pre-Closing Date Statement is less than $3,122,000; and

(b)	a sum equal to the aggregate of the value of the Inventory and the amount of the Prepaid Expenses set out on the Pre-Closing Date Statement,

subject to adjustment in accordance with sections 2.4, 2.5 and 2.6 of this Agreement.

2.4.	Preparation of Pre-Closing and Closing Date Statements

(a)	Pre-Closing Date Statement – Prior to the Closing Date (in any event not later than ten (10) Business Days after the end of the month immediately preceding the month in which the Closing is to occur), the Vendor will prepare and deliver to the Purchaser a draft Pre-Closing Date Statement setting out the estimated:

(i)	amount of the Adjusted Obligations and Liabilities and value and amount of the Spare Parts; and

(ii)	value and amount of the Inventory and amount of the Prepaid Expenses;

all as at the date of the Pre-Closing Date Statement.

(b)	Final Closing Date Statement – On or promptly after the Closing Date (in any event not later than the (10) Business Days after the Closing Date), the Purchaser will prepare and deliver to the Vendor a draft Final Closing Date Statement setting out the actual:

(i)	amount of the Adjusted Obligations and Liabilities and value and amount of the Spare Parts; and

(ii)	value and amount of the Inventory and amount of the Prepaid Expenses;

all as at the Closing Date.

(c)	Delivery of Objection Notice – If the Purchaser (in the case of the draft Pre-Closing Date Statement) or the Vendor (in the case of the draft Final Closing Date Statement) (in each case, the “Objecting Party”) objects in good faith to any item of the Pre-Closing Date Statement or the Final Closing Date Statement respectively delivered to it by the other party pursuant to subsection 2.4(a) or (b), as the case may be (the “Delivering Party”), the Objecting Party shall so advise the Delivering Party by delivery of a written notice (the “Objection Notice”) within five (5) Business Days after the delivery of the Pre-Closing Date Statement or the Final Closing Date Statement, as the case may be. The Objection Notice shall set out the reasons for the Objecting Party’s objection as well as the amount in dispute and reasonable details of the calculation of such amount. If the Objecting Party does not deliver an Objection Notice within the five (5) Business Day period contemplated by this subsection, it will be deemed to have accepted and agreed to the Pre-Closing Date Statement or Final Closing Date Statement, as the case may be.

(d)	Resolution of Disputes – The Delivering Party shall give the Objecting Party and its Accountants sufficient access to the books and records and working papers of the Delivering Party and their Accountants (if any) used in the preparation of the Pre-Closing Date Statement or the Final Closing Date Statement, as the case may be, to enable the Objecting Party to exercise its rights under this section. The parties shall attempt to resolve all of the items in dispute set out in any Objection Notice within five (5) Business Days of receipt of the Objection Notice by the Delivering Party. Any items in dispute not resolved within such five (5) Business Day period shall be referred as soon as possible thereafter by the Vendor and the Purchaser to the Independent Accountants. The Independent Accountants shall be required to determine the items in dispute that have been referred to them as soon as reasonably practicable but in any event not later than fifteen (15) Business Days after the date of referral of the dispute to them. In making their determination, the Independent Accountants will only consider the issues in dispute placed before it, except to the extent the determination requires, in the professional opinion of the Independent Accountants, consideration or determination with respect to any other related issues or matters. The Vendor and the Purchaser shall provide or make available all documents and information as are reasonably required by the Independent Accountants to make its determination. The determination of the Independent Accountants shall be final and binding on the parties and the Pre-Closing Date Statement or the Final Closing Date Statement shall be adjusted if and as required by that determination.

2.5.	Payment in Accordance with Final Closing Date Statement

Once the Final Closing Date Statement has been agreed or determined pursuant to section 2.4:

(a)	if the amount of the Adjusted Obligations and Liabilities as at the Closing Date shown on the Final Closing Date Statement:

(i)	is greater than the amount of the Adjusted Obligations and Liabilities shown on the Pre-Closing Date Statement, the amount of the difference shall be paid to the Purchaser by the Vendor; or
(ii)	is less than the amount of the Adjusted Obligations and Liabilities shown on the Pre-Closing Date Statement, the amount of the difference shall be paid to the Vendor by the Purchaser; and

(b)	if the aggregate amount of the value of the Inventory and the amount of the Prepaid Expenses shown on the Final Closing Date Statement:

(i)	exceeds the aggregate amount of the value of the Inventory and the amount of the Prepaid Expenses shown on the Pre-Closing Date Statement, the amount of the difference shall be paid to the Vendor by the Purchaser; or

(ii)	is less than the aggregate amount of the value of the Inventory and the amount of the Prepaid Expenses shown on the Pre-Closing Date Statement, the amount of the difference will be paid to the Purchaser by the Vendor;

(c)	if the amount of the value of the Spare Parts shown on the Final Closing Date Statement:

(i)	exceeds the amount of the value of the Spare Parts shown on the Pre-Closing Date Statement and the value of the Spare Parts shown on the Pre-Closing Date Statement was less than $3,122,000, the amount of the difference between:

(A)	the lesser of the value of the Spare Parts shown on the Final Closing Date Statement and $3,122,000; and

(B)	the value of the Spare Parts shown on the Pre-Closing Date Statement;

   will be paid to the Vendor by the Purchaser; or

(ii)	is less than the amount of the value of the Spare Parts shown on the Pre-Closing Date Statement and the value of the Spare Parts shown on the Final Closing Date Statement is less than $3,122,000, the amount of the difference between:

(A)	the lesser of the value of the Spare Parts shown on the Pre-Closing Date Statement and $3,122,000; and

(B)	the value of the Spare Parts shown on the Final Closing Date Statement;

   will be paid to the Purchaser by the Vendor.

All amounts payable by one party to the other pursuant to this section 2.5 shall be set-off against any amounts payable to that party with any net amount payable by wire transfer or, if permitted by Applicable Laws, certified cheque or bank draft of immediately available funds at the direction of the payee within five Business Days of the agreement of the parties or determination by the Independent Accountants with regard to the Final Closing Date Statement.

2.6.	Other Adjustments

Except as otherwise provided by the terms of this Agreement, the Vendor and the Purchaser agree that the Purchase Price will be adjusted effective at Closing for incoming and outgoing amounts relating to the Purchased Assets, including property taxes, local improvement charges, utilities, deposits and any interest on those deposits (other than any of the Prepaid Expenses included in the Purchased Assets), so that the Vendor shall bear and pay all such expenses, rents and other amounts payable in respect of the Purchased Assets prior to the Closing Date and the Purchaser shall pay all such amounts payable in respect of the Purchased Assets from and after the Closing Date (other than any Prepaid Expenses included in the Purchased Assets).

2.7.	Cost of Accountants

Each of the Vendor and the Purchaser shall bear all fees, costs and expenses in respect of the services of their Accountants. The fees, costs and expenses in respect of the services provided by the Independent Accountants under sections 2.4 shall be borne 50% by the Purchaser and 50% by the Vendor.

2.8.	Shared Rights and Obligations

Prior to the Closing, the Vendor and the Purchaser shall use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to the Shared Rights and Obligations) in an effort to divide, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Rights and Obligations and, if possible, novate the respective rights and obligations under and in respect of the Shared Rights and Obligations in a manner to be agreed to by the Vendor and the Purchaser, acting reasonably, so that, effective as of the Closing (including on the assignment by the Vendor to the Purchaser of any such divided, modified, replicated or novated Shared Rights and Obligations), the Purchaser is the beneficiary of the post-Closing rights and is responsible for the post-Closing obligations related to the Fort St. James Portion of the Shared Rights and Obligations (so that after the Closing the Vendor will have no post-Closing rights or post-Closing obligations with respect to the Fort St. James Portion of each Shared Right and Obligation) and the Vendor is the beneficiary of the rights and is responsible for the obligations related to the Non-Fort St. James Portion of the Shared Rights and Obligations (so that after the Closing the Purchaser will have no rights or obligations with respect to the Non-Fort St. James Portion of each Shared Right and Obligation). If the parties are not able to enter into an arrangement to formally divide, modify or replicate one or more of the Shared Rights and Obligations prior to the Closing as contemplated by the previous sentence, then the Purchaser shall be entitled to the benefits of the Fort St. James Portion of any such Shared Right and Obligation accruing after the Closing Date to the extent that the Vendor may provide those benefits in a manner not in violation of the terms of the Shared Right and Obligation and, if the Vendor provides those benefits to the Purchaser, the Purchaser will perform at its sole expense the obligations of the Vendor to be performed after the Closing under the Fort St. James Portion of the Shared Right and Obligation.

3.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1.	Representations and Warranties of the Vendor

Subject to any exceptions disclosed in the Schedules to this Agreement, the Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon the following representations and warranties in connection with its purchase of the Purchased Assets:

(a)	Status of the Vendor – the Vendor is a duly amalgamated and validly existing company in good standing under the laws of the Province of British Columbia, has the corporate power to own the Purchased Assets and to carry on its business as now conducted in the Province of British Columbia and to carry out the transactions contemplated by this Agreement;

(b)	Due Authorization – the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Vendor and this Agreement constitutes a valid and binding obligation of the Vendor and, on the Closing Date, the documents and instruments to be executed and delivered by the Vendor pursuant to this Agreement will have been duly authorized by all necessary corporate action on the part of, and executed and delivered by, the Vendor and will constitute valid and binding obligations of the Vendor;

(c)	Non-Contravention – subject to the fulfillment of the conditions set out in subsection 6.3(d), neither the execution and delivery of this Agreement and the documents and instruments to be executed and delivered by the Vendor pursuant to this Agreement on the Closing Date nor the

completion	of the transactions contemplated hereby or thereby will result in:

(i)	a breach of or default under any of the terms and conditions of the constating documents of the Vendor or, except to the extent that the consent of Third Parties is required in order to permit the assignment of any of the Agreements or Licences and Permits, any material agreement or other instrument or obligation to which the Vendor is a party or by which the Vendor is bound or any judgment, ruling, order or award (including any temporary or permanent injunction) of any court of competent jurisdiction or Governmental Authority applicable to the Vendor; or

(ii)	the creation or imposition of any Encumbrances on any of the Purchased Assets;

(d)	Assets Used to Carry on Business – except for the Excluded Assets and except for dispositions in the ordinary course of the business of the Division consistent with the manner in which the business of the Division was carried on during the three years prior to the date of this Agreement, the Purchased Assets are all of the assets used by the Vendor in the business and operations of the Division in the ordinary course of the business of the Division as carried on in the three years prior to the date of this Agreement. The Vendor is not aware of any material defect or defects in the Purchased Assets (including in any computer systems included in the Purchased Assets) which are, whether singly or in the aggregate, reasonably likely to cause or result in a material adverse interruption of the business or operations of the Division;

(e)	Licences and Permits Used to Carry on Business – except for the permit listed in Schedule “E”, the Licences and Permits held by the Vendor and listed in Schedule “G” are all of the licences, permits, authorities and permissions necessary and material for the carrying on of the business and operations of the Division in the ordinary course;

(f)	Compliance with Laws – except as described in Schedule “L”, the Vendor is in compliance in all material respects with all Applicable Laws governing the conduct of the business and operations of the Division or the ownership and use of the Purchased Assets and the Vendor has not received any outstanding notice of any violation of or failure to comply with any Applicable Laws governing the conduct of the business and operations of the Division or the ownership and use of the Purchased Assets which violation or failure to comply would have a material adverse effect on the business or operations of the Division or the Purchased Assets;

(g)	Title to Buildings, Personal Property and Inventory – the Vendor is the registered, legal and beneficial owner of the Lands listed on Schedule “F” as being owned by the Vendor and the Buildings located on those Lands, and subject to the terms of the Real Property Leases, the legal and beneficial owner of the Buildings located on the Lands that are listed on Schedule “F” as not being owned by the Vendor and is the legal and beneficial owner of, and has good and marketable title in and to, the Personal Property and the Inventory, in each case free and clear of all Encumbrances other than the Permitted Encumbrances and at and from the completion of the Closing, the Purchaser will be entitled to quiet possession of the Purchased Assets and the Division as a going concern for its own use and benefit without any hindrance, interruption, claims or demands whatsoever of, from or by the Vendor or any Person claiming or purporting to claim by, through or under the Vendor;

(h)	Acquired Tenure – with respect to the Acquired Tenure:

(i)	the Forest Licence is at the date of this Agreement, and Acquired Tenure will at the Closing Date be, recorded on the records of the Ministry of Forests of the Province of British Columbia in the name of the Vendor and, in the case of the Forest Licence, is validly subsisting at the date hereof and, in the case of the Acquired Tenure, will be validly subsisting at the Closing Date;

(ii)	all rentals, stumpage, royalty and scale accounts and other taxes, assessments and other costs payable up to the Closing Date under the Forest Licence applicable to the Acquired Tenure have been or will have been paid or assumed by the Purchaser and an adjustment made in favour of the Purchaser pursuant to Article 2;

(iii)	the Vendor has, in all material respects, observed and performed all covenants and agreements on its part to be observed or performed under the provisions of the Forest Licence applicable to the Acquired Tenure and the Forest Act (British Columbia), the Forest Practices Code Act (British Columbia) and the Forest and Range Practices Act (British Columbia) and the regulations thereunder in accordance with normal forest industry practice in the Province of British Columbia;

(iv)	the Vendor has not received any notice of any material breach of or any material non-compliance with the Forest Licence applicable to the Acquired Tenure or any operating, development, working or site plan issued thereunder or any directions or orders of the Ministry of Forests in respect thereof and, other than pursuant to the FRA, has received no notice of any fact or event likely to reduce, suspend or terminate the Forest Licence or any privileges attached thereto;

(v)	the Vendor has, and from the Closing the Purchaser will have, sufficient rights of access, in accordance with normal standards of access for comparable forest harvesting operations in the Fort St. James Forest District, in and out of the area from which the Purchaser will be authorized to harvest timber under the Acquired Tenure at the Closing Date; and

(vi)	the entitlement of the Vendor to the use of operating areas under the Forest Licence (including the areas designated to be used by the Purchaser under the Acquired Tenure) are set out in, and subject to the limitations of, the “Prince George Timber Supply Area Committee-Recommended Licensee Operating Areas Consensus Report to the Regional Manager” dated March 10, 1999 between the Vendor and the other forest tenure holders in the Fort St. James Forest District, a copy of which has been made available to the Purchaser;

(i)	Licences and Permits – the Vendor is the lessee or licensee under, or is otherwise entitled to the benefit of, the Licences and Permits, in each case free and clear of all Encumbrances other than the Permitted Encumbrances. Each of the Licenses and Permits is valid and subsisting and in good standing and the Vendor is in compliance with the Licenses and Permits in all material respects. No proceedings are pending or, to the knowledge of the Vendor, threatened to revoke, cancel or suspend any of the Licences and Permits;

(j)	Agreements – the Vendor is not in breach or default of any of the terms or conditions of any Agreement which breach or default would have a material adverse effect on the business or operations of the Division or the Purchased Assets and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute such a breach or default by the Vendor under any of those Agreements. To the knowledge of the Vendor, none of the other parties to the Agreements is in default or breach of any of the terms of the Agreements;

(k)	Material Agreements – except for the lease agreement listed in Schedule “E”, Schedules “B”,”C” and “I” contain a complete and correct list of the following types of written Agreements included in the Purchased Assets to which the Vendor is a party:

(i)	contracts or commitments involving an obligation upon the Vendor to pay in the aggregate $50,000 or more in any year of the term of such contract or commitment;

(ii)	contracts which are of a duration greater than one year and which are not terminable on notice of 60 days or less; and

(iii)	the Real Property Leases;

(l)	Energy – Schedule “B” lists a complete and accurate description of all of the material power supply, inter-connect, transportation and related contracts pursuant to which the Purchased Assets and the Division are provided with the power required to operate the Purchased Assets and the Division at normal production levels as historically achieved by the Vendor at the Division. Other than pursuant to the power supply, inter-connect, transportation and related contracts listed in Schedule “B”, the Vendor has not used any other material sources of power for the Purchased Assets or the Division in the two years preceding the date of this Agreement . There has not been any material disruption of power to any of the Purchased Assets or the Division that has caused the shut-down of operations at the Division in the two years proceeding the date of this Agreement, other than disruptions which have also affected all or part of the community of Fort St. James;

(m)	Guarantees – except as described in Schedule “B”:

(i)	the Vendor has not given any guarantee or warranty in respect of the products sold by the Division which will be binding on the Purchaser after the completion of the Closing;

(ii)	the Vendor is not required to provide any letters of credit, bonds or other financial security arrangements in connection with its transactions with its current suppliers or customers of the Division; and

(iii)	the Vendor has not given any power of attorney with respect to any of the Purchased Assets that will be binding on the Purchaser after the completion of the Closing;

(n)	Agreements to Sell Business – there is no written or oral agreement, option or any right or privilege capable of becoming any of the same, for the purchase from the Vendor of the business and operations of the Division or any of the Purchased Assets, other than purchase orders for finished lumber accepted by the Vendor, or sales of other Inventory, in the ordinary course of business;

(o)	Intellectual Property – to the best of the Vendor’s knowledge, the conduct of the business and the operations of the Division does not infringe upon any Intellectual Property of any other Person and, other than a claim from Lemelson Medical, Education & Research Foundation, Limited Partnership, the Vendor has not received any notice, threat or claim that the conduct of the business and the operations of the Division does breach, violate or infringe any Intellectual Property of any other Person;

(p)	Capital Expenditures – the Vendor’s current estimate of planned expenditures for maintenance of business capital for the Purchased Assets and the Division for the 2004 and 2005 fiscal years as a going concern is set out in Schedule “M”, and, except as set out in Schedule “M”, there are no capital projects respecting the Division in progress;

(q)	Litigation – except as disclosed in Schedule “N”, there is no:

(i)	litigation, action, prosecution, suit or proceeding actual or pending or, to the knowledge of the Vendor, threatened against the Vendor which, if partially or wholly successful, has or would have a material adverse effect on the business and operations of the Division or the Purchased Assets; or

(ii)	outstanding judgement, injunction, ruling order or award of any court of competent jurisdiction or Governmental Authority against and affecting the business and operations of the Division or the Purchased Assets that will be binding on the Purchaser, the Division or any of the Purchased Assets after completion of the Closing;

(r)	Land Claims – except as disclosed in Schedule “N”:

(i)	the Vendor has not received any material written claim of aboriginal right or title from any aboriginal group or Person relating to the Division or the Purchased Assets or the area in which the business of the Division is carried on or in which the Purchased Assets are located;

(ii)	there currently are no outstanding written agreements between the Vendor or Canfor and any aboriginal group or Person relating to the Division or the Purchased Assets; and

(iii)	the Vendor has provided to, or advised the Purchaser of, all other material ongoing or outstanding discussions, negotiations or claims with or by any aboriginal group or Person concerning the Division or the Purchased Assets;

(s)	Collective Agreements – the Vendor is not a party to any collective or other agreements with any labour union or association of employees relating to the Employees except for the Collective Agreement and the Vendor is not in breach or default in any material respect with any term or condition of the Collective Agreement. To the knowledge of the Vendor, there are no union or other labour organization or employee association claims or demands to represent, or organizational campaigns in progress with respect to the employees of the Vendor of the Division;

(t)	Labour Matters – the Vendor is not engaged in any unfair labour practice in connection with the Division or the Purchased Assets. There are no material written personnel policies, handbooks, manuals, rules or procedures applicable to any of the employees or former employees of the Vendor at or in connection with the Division except as set forth in Schedule “O”. There is currently no Labour Dispute occurring or, to the knowledge of the Vendor, threatened or pending by or affecting the Employees or otherwise affecting the Division as a going concern or the Purchased Assets and there has not been such a Labour Dispute at any time during the last three years. To the knowledge of the Vendor, there are no circumstances or facts, including any outstanding employee disciplinary proceedings or sanctions, reprimands or notices, which could be reasonably expected to give rise to a material claim by an employee or former employee of the Vendor at or in connection with the Division against the Purchaser after the completion of the Closing. Other than the grievances described in Schedule “C”, there are no current or pending or, to the knowledge of the Vendor, threatened grievances (including charges of employment discrimination, retaliation or unfair labour practices) against the Vendor of which the Vendor has received written notice or is otherwise aware under the Collective Agreements or relating to the Division or the Purchased Assets in or before any Governmental Authority. To the knowledge of the Vendor, none of its employment policies or practices relating to the Division or any of the Purchased Assets is currently being audited or investigated by any Governmental Authority;

(u)	List of Employees – attached as Part 1 of Schedule “O” is a complete list as of the date of this Agreement showing separately the Union Employees and Non-Union Employees and showing each such Employee’s name, birth date, position, remuneration and date of commencement of employment with the Vendor. None of the Non-Union Employees are absent from work by reason of authorized leave of absence or absent on long or short-term disability or workers’ compensation-related injury or illness, and Part 2 of Schedule “O” identifies each of the Union Employees who are absent from work by reason of authorized leave of absence or absent on long or short-term disability or workers’ compensation-related injury or illness and the specific reason each of those Union Employees is absent;

(v)	Pension and Benefit Plans – there are no Employee Plans applicable to any Employees other than those described in Schedule “P”;

(w)	Taxes – the Purchased Assets to be sold to the Purchaser hereunder will be sold by the Vendor free and clear of any Encumbrances for unpaid Taxes, other than Permitted Encumbrances;

(x)	Books and Records – the Vendor has made available for inspection by the Purchaser all of the Books and Records of the Vendor relating to the Division, and those Books and Records have been kept and completed on a basis consistent with previous fiscal years and accurately reflect all material transactions with respect to the business and operations of the Division;

(y)	Insurance – the Purchased Assets are covered by fire, all risk, property, general liability and comprehensive liability and other insurance against such risks and in such amounts as described in Schedule “Q”. Schedule “Q” sets out the reasonable details of any pending claims and any material previous claims under any insurance policies maintained by the Vendor on the Purchased Assets or the Division as of the date of this Agreement or that were maintained by the Vendor during the last three years prior to the date of this Agreement. Except as provided in the Factory Mutual Insurance Company Risk Report of October, 2004, a copy of which was provided to the Purchaser, there are no outstanding requirements or recommendations of any insurer of the Purchased Assets or the Division with respect to any material repair or modification to or any material improvements of any of the Purchased Assets or the Division;

(z)	Consents and Approvals – other than as set out in Schedule “R”, the execution, delivery and performance of this Agreement, the documents and instruments to be executed and delivered by the Vendor at the Closing and the transactions contemplated hereby and thereby will not require the Vendor to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, including any governmental authority, other than consents, waivers, authorizations, approvals or filings, the failure of which to obtain or make would not, individually in the aggregate, prevent or delay the completion of the transaction contemplated by this Agreement or have, individually or in the aggregate, a materially adverse effect on the business and operations of the Division or the Purchased Assets;

(aa)	Access – the Vendor has good and valid adequate rights of ingress to and egress from the Lands, including the Buildings, from and to the public street systems for all usual street, road and utility purposes sufficient for the operation of the Division as a going concern in the ordinary course of the Division;

(bb)	Zoning – the Lands are zoned to permit the activities currently carried out on the Lands as part of the business and operations of the Division. The Vendor has not made any application for a rezoning of any of the Lands or Buildings and, to the knowledge of the Vendor, there is no proposed or pending change to the zoning of any of the Lands. All of the buildings, machinery and equipment, including the Buildings, are wholly located within the legal boundaries of the legal parcels of those of the Lands on which they are located. There are no buildings, fixtures, improvements or facilities on any adjoining lands, whether public or private, that encroach on the Lands;

(cc)	Environmental Matters – Except for the Identified Pre-Closing Environmental Conditions and as otherwise disclosed in Schedule “S”:

(i)	the Division and the Purchased Assets are in compliance in all material respects with all Environmental Laws;

(ii)	except for the permit listed in Schedule “E”, the Vendor holds all material Environmental Permits required to be held by it in connection with the business and operations of the Division and the Purchased Assets, all of which are described in Schedule “S” and all of which are valid and subsisting and in good standing and the Vendor is not in default or breach of any such Environmental Permit in any material respect. No proceeding is pending or threatened, nor have steps been taken, by the Vendor, or, to the knowledge of the Vendor, any Government Authority or any other Person to revoke, amend or limit any of the Environmental Permits required to be held by it for the operation of the Division and the Purchased Assets;

(iii)	there is no Environmental Claim outstanding or, to the knowledge of the Vendor, pending or threatened, against the Vendor with respect to the business and operations of the Division or the Purchased Assets or alleging any breach of, or default or liability under Environmental Laws with respect thereto which, if partially or wholly successful, whether individually or in the aggregate, has or would have a material adverse effect on the business and operations of the Division or Purchased Assets;

(iv)	to the knowledge of the Vendor, none of the Real Property, the other Purchased Assets listed in subsection 1.1(cccc)(i), or the real property included in the Other Non-Fee Simple Interests contain Contaminants in a manner or at levels in any material respect contrary to or in excess of applicable standards under Environmental Laws;

(v)	there are no landfill or similar waste disposal areas or underground or above ground tanks on the Real Property or, to the knowledge of the Vendor, on the real property included in the Other Non-Fee Simple Interests;

(vi)	there are no PCB’s, PCB-containing equipment, asbestos, substances containing asbestos or urea formaldehyde in, on, under or at any of the Purchased Assets or any of the Real Property or, to the knowledge of the Vendor, on the real property included in the Other Non-Fee Simple Interests;

(vii)	the Vendor has provided or made available to the Purchaser all material environmental reports, site assessments, audits, studies, tests and records in the possession and control of the Vendor relating to the environmental condition of the Purchased Assets, including, to the knowledge of the Vendor, all material environmental reports, site assessments, audits, studies, tests and records in the possession and control of the Vendor relating to the environmental condition of the real property subject to the Other Non-Fee Simple Interests, provided, for certainty, that none of the foregoing representations or warranties in this section 2 are given in any manner whatsoever with respect to the Landfills or the Landfill Lands.

(dd)	Production Levels – Schedule “T” sets out the production levels for lumber produced by the Division during the last two completed fiscal years of the Vendor and the current production level for lumber produced by the Division to November 30, 2004;

(ee)	Suppliers – Except as set forth in Schedule “T”, since December 31, 2003, there has not been, to the knowledge of the Vendor, any material adverse change in the business relationship of the Vendor with any material supplier of merchandise for the Division or, except for changes in volumes and prices in the ordinary course of business, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier;

(ff)	Conduct of the Business – Since January 1, 2004 and except as contemplated under Schedule “T”:

(i)	the Vendor has carried on the business and operations of the Division in the ordinary course; and

(ii)	there has not been any change in the nature or condition of the Purchased Assets or the financial position or condition of the Vendor in respect of the business and operations of the Division, except for changes arising in the ordinary course of the business and operations of the Division, and such changes have not been, either individually on the aggregate, materially adverse to the business and operations of the Division;

All physical damage to the Division’s sawmill facilities incurred as a consequence of the fire at the Division referred to in Schedule “T” has, as of the date of this Agreement, been fully repaired.

(gg)	Full Disclosure of Material Terms – the Vendor has disclosed to the Purchaser all of the material terms, conditions, rights and obligations of each of the Material Agreements and the Licenses and Permits;

(hh)	Deposits – the Vendor does not have any outstanding deposits with any applicable Government Authority with respect to the Forest Licence or any Licences and Permits included in the Purchased Assets;

(ii)	Not All or Substantially All – the Division and the Purchased Assets are not all or substantially all of the assets or undertaking of the Vendor;

(jj)	Not Insolvent – the Vendor is not insolvent and has not committed an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act (Canada) and no actions have been taken to initiate proceedings for or in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor; and

(kk)	Residency – the Vendor is not, and will not on the Closing Date be, a non-resident of Canada for the purposes of the Income Tax Act (Canada).

Where any of the representations and warranties in this section 3.1 are stated to be made “to the knowledge of the Vendor” or “of which the Vendor is aware” or are modified by any similar statement, such statement means, to the actual knowledge of senior management of the Vendor in the Vendor’s head office or David Calabrigo, Michael Jordan and Frank Aubert, being the Vice President Corporate Development, General Counsel, and Corporate Secretary, the Environment Manager, Wood Products and the Fort St. James Division Mill Manager, respectively of the Vendor, after reasonable inquiry in respect thereof, but without personal liability therefor.

3.2.	Subsequent Identification

In making the representations and warranties in subsections 3.1(d), 3.1(e), 3.1(k) and 3.1(l) the Vendor has used all reasonable efforts to identify all of the assets and ancillary rights used by the Vendor in the business and operations of the Division. The Vendor shall not be considered to be in breach of those representations and warranties if it subsequently identifies any other assets or ancillary rights used by the Vendor in the business and operations of the Division (other than Excluded Assets) which are not identified herein so long as the Vendor promptly notifies the Purchaser of the existence of such asset or ancillary right and includes such asset or ancillary right as part of the Purchased Assets.

3.3.	Responsibility for Environmental Matters

The Vendor and the Purchaser have agreed to allocate their responsibility for the Pre-Closing Environmental Conditions as follows:

(a)	Vendor’s Responsibility – the Vendor will be solely responsible for:

(i)	Unidentified Pre-Closing Environmental Conditions relating to the Real Property and the other Purchased Assets referred to in subsection 1.1(cccc)(i) (but excluding any real property related to the Other Non-Fee Simple Interests and, except as set out in section 5.7 and the Waste Disposal Agreement, excluding the Landfills and the Landfill Lands), and

(ii)	Known Non-Fee Simple Environmental Conditions,

and the Vendor will indemnify, defend and save harmless the Purchaser and its Representatives from and against any Environmental Claim and any Governmental Order against, and Liabilities suffered or incurred by, the Purchaser or its Representatives as a result of an Environmental Claim or a Governmental Order in connection with or arising out of any Unidentified Pre-Closing Environmental Condition relating to the Real Property or to the other Purchased Assets referred to in subsection 1.1(cccc)(i) (but excluding any real property related to the Other Non-Fee Simple Interests and excluding the Landfills and the Landfill Lands) or any Known Non-Fee Simple Environmental Condition, provided any claim by the Purchaser pursuant to this subsection 3.3(a) will be subject to the procedures and limitations set out in subsection 3.3(c) and (d) and is made within five (5) years of the Closing Date, after which the obligations of the Vendor under this subsection 3.3(a) cease to be of any force or effect;

(b)	Purchaser’s Responsibility – the Purchaser will be solely responsible for the Identified Pre-Closing Environmental Conditions and the Purchaser will indemnify, defend and save harmless the Vendor and its Representatives from and against any Environmental Claims and any Governmental Orders and any Liabilities suffered or incurred by the Vendor or its Representatives as a result of an Environmental Claim or a Governmental Order in connection with or arising out of any Identified Pre-Closing Environmental Condition, provided any claim by the Vendor pursuant to this subsection 3.3(b) will be subject to the procedures and limitations set out in subsection 3.3(c) and (d);

(c)	Procedures for Environmental Indemnification Claims – The Vendor and the Purchaser agree that any Environmental Claim or Governmental Order shall constitute a Third Party Claim for the purposes of this Agreement and that the procedures set out in sections 10.5, 10.6 and 10.7 of this Agreement regarding Third Party Claims shall be applicable to any claim for indemnification pursuant to subsection 3.3(a) or (b);

(d)	Limitations – Notwithstanding subsections 3.3(a) and (b), with respect to that portion of any Liability that constitutes costs or expenses relating to any study, investigation, control, removal, clean-up or remediation or construction of works, the Vendor or the Purchaser, as the case may be, will only be required to indemnify the Purchaser or the Vendor, as the case may be, against such costs and expenses as are reasonably necessary to comply with the Governmental Order or any decision resulting from the Environmental Claim; and

(e)	Dispute Resolution - In the event of a dispute between the Vendor and the Purchaser:

(i)	as to the existence of an Unidentified Pre-Closing Environmental Condition, Identified Pre-Closing Environmental Condition or a Known Non-Fee Simple Environmental Condition or whether any of the foregoing is the subject of an Environmental Claim or Governmental Order;

(ii)	with respect to the scope or nature of the action reasonably necessary to comply with a Governmental Order or Environmental Claim in accordance with subsection 3(d); or

(iii)	any other matter with respect to an alleged or actual Unidentified Pre-Closing Environmental Condition, Identified Environmental Condition or Known Non-Fee Simple Environmental Condition or the rights and obligations of the Purchaser or the Vendor hereunder, either the Purchaser or the Vendor, upon written notice to the other, may require the matter to be resolved by arbitration by a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia). Such dispute shall not be made the subject matter of an action in a court of law or equity by either the Vendor or the Purchaser unless the dispute has first been submitted to arbitration and finally determined in accordance with the rules of the British Columbia International Arbitration Centre. Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrator and the costs incidental to the action. In any such action the decision of the arbitrator shall be conclusively deemed to determine the rights and liabilities as between the parties to the arbitration in respect of the matter in dispute.

3.4.	Limitations on Vendor’s Responsibility

Notwithstanding any other provision of this Agreement, except and to the extent as provided in subsection 3.1(cc) and in sections 3.3 and 5.7 (and the agreements referred to in that section), the Vendor will have no responsibility whatsoever to the Purchaser for environmental matters or conditions relating to the Division or the Purchased Assets, including in connection with the Lands, the Landfills, the Landfill Lands, the Real Property, the Other Non- Fee Simple Interests, the real property subject to the Other Non-Fee Simple Interests, the Known Non-Fee Simple Environmental Conditions or any other Pre-Closing Environmental Conditions (whether Identified or Unidentified Pre-Closing

Environmental Conditions) or any other liabilities or obligations with respect to the presence or absence of Contaminants or any Environmental Claims or Governmental Orders, provided that nothing in this section will prejudice any rights the Purchaser may have with respect to any Contaminants that migrate from the Landfill Lands to any real property owned or leased by, or subject to a statutory right of way in favour of, the Purchaser after the Closing.

For certainty, the Vendor and the Purchaser agree that the Vendor will have no responsibility or liability whatsoever for any costs or expenses of the Purchaser in connection with the permitting, approval and construction of any new landfill by the Purchaser in connection with the business and operations of the Division after the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon the following representations and warranties in connection with its sale of the Purchased Assets:

(a)	Status of Purchaser – the Purchaser is a duly continued and validly existing corporation in good standing under the Canada Business Corporations Act, is duly qualified or registered to carry on business in British Columbia and has the corporate power to carry out the transactions contemplated by this Agreement;

(b)	Due Authorization – the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser and, on the Closing Date, the documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement will have been duly authorized by all necessary corporate action on the part of, and executed and delivered by, the Purchaser and will constitute valid and binding obligations of the Purchaser;

(c)	Non-Contravention – neither the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement on the Closing Date nor the completion of the transactions contemplated hereby will conflict with or result in a breach of or default under any agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser is bound or any judgement or order applicable to the Purchaser;

(d)	Litigation – there are no actions, suits, judgments, litigation, investigations, proceedings or agreements, outstanding, pending or, to the knowledge of the Purchaser, after due and reasonable enquiry, threatened against or affecting the Purchaser which would prevent the Purchaser from entering into this Agreement and completing the transactions contemplated hereby;

(e)	Investment Canada – the transaction contemplated by this Agreement does not constitute a reviewable investment, and is not subject to review, under part IV of the Investment Canada Act, as amended; and

(f)	Environmental Matters – Except for the Identified Pre-Closing Environmental Conditions and the Known Non-Fee Simple Environmental Conditions, the Purchaser does not have any actual knowledge of any Pre-Closing Environmental Conditions. For the purposes of this section 4.1, “actual knowledge” means to the actual knowledge of Maria Pope and DeeAnn Lindsley, President and Director of Treasury and Risk Management, respectively, of the Purchaser, but without personal liability therefor.

4.2.	Acknowledgement of Consent Agreement

The Purchaser acknowledges that the sale of the assets comprising the Division contemplated by this Agreement is being made by the Vendor pursuant to the Consent Agreement, a public copy of which has been provided to the Purchaser. The Purchaser acknowledges and agrees that it is purchasing the assets comprising the Division for use as a going concern and for the same purpose for which those assets were used prior to Closing.

The Purchaser acknowledges and agrees that an executed copy of this Agreement and/or details of the terms and conditions hereof may be provided by the Vendor to the Commissioner of Competition pursuant to section 6.6 hereof.

5.	PRE-CLOSING MATTERS

5.1.	Operations until Closing

Except as otherwise provided in this Agreement or as otherwise agreed in writing by the Purchaser, the Vendor will from the date of this Agreement up to the Closing:

(a)	Conduct of Business – carry on and conduct the business and operations of the Division in the ordinary course, consistent with past practice and in particular:

(i)	will use all reasonable efforts to maintain the Purchased Assets in accordance with the standards it applies to other sawmills owned by it;

(ii)	except for Permitted Encumbrances, Encumbrances removed or discharged on or before Closing or which do not apply to the Purchased Assets after Closing or Encumbrances the validity or extent of which the Vendor is in good faith contesting or disputing (and the discharge of which the Vendor and the Purchaser have made satisfactory arrangements, acting reasonably, prior to Closing), will not subject the Purchased Assets, in whole or in part, to any Encumbrances;

(iii)	will purchase, store and use Spare Parts in the ordinary course of the business and operations of the Division, consistent with past practice of the Division during the twelve months prior to the date of this Agreement;

(iv)	will not sell, transfer or dispose of any of the Purchased Assets except for transactions in the ordinary course of business consistent with past practice of the Division during the twelve months prior to the date of this Agreement or transactions which do not involve individual Purchased Assets with a value of more than $50,000 (and which are made in good faith in the best interests of the Division and in respect of which notice is given by the Vendor to the Purchaser); or

(v)	use all commercially reasonable efforts to keep available the services of the present Employees to be offered employment by the Purchaser and to maintain the relations and goodwill with suppliers, customers and others having relations with the Division;

(b)	New Capital Projects – not, without the Purchaser’s prior written consent or unless required by Applicable Law or required to repair or replace any loss or damage to the Purchased Assets arising subsequent to the execution of this Agreement, commence any new capital projects except as disclosed in Schedule “M”, provided however that any capital projects of the Division now under construction or for which a binding contract for construction or purchase has been made, shall be continued;

(c)	Agreements – not, without the prior written consent of the Purchaser, amend or vary any of the Agreements or the Licences and Permits, enter into any agreement or lease or obtain any additional permit, right of way, licence or other similar right in connection with the business and operations of the Division except:

(i)	agreements or amendments entered into in the ordinary course of business with terms not exceeding three months or which can be terminated on not more than three months’ notice without any increased liability as a result of such termination;

(ii)	renewals or replacements of any of the Licences and Permits; and

(iii)	any additional agreements, permits, leases, rights-of-way, licences or similar rights obtained or entered into in the ordinary course of business of the Division or as required by Applicable Law (including pursuant to the Forest Act, the Forest Practices Code Act (British Columbia), and the Forest and Range Practices Act (British Columbia) and the rules and regulations thereunder);

(d)	Insurance – maintain in full force and effect the insurance coverage described in Schedule “Q” in respect of the Purchased Assets and shall pay all premiums in connection therewith and, in the event of any loss or damage affecting the Purchased Assets, the deductibles for any such insurance shall be paid by the Vendor but the proceeds of any such insurance (other than business interruption insurance proceeds payable with respect to periods prior to the Closing Date) which shall become payable as a result of any physical loss or damage to the Purchased Assets or any part thereof after the date hereof until the Closing Date shall, to the extent not applied to the repair or replacement of such Purchased Assets prior to the Closing Date, be deemed to be included as part of the Purchased Assets and the parties hereto agree that any such insurance proceeds or the right to recover the same shall be accepted by the Purchaser in replacement for any of the Purchased Assets or any part thereof lost, destroyed or damaged by any of the causes in respect of which the policies of insurance are maintained;

(e)	Capital Expenditures and Insurance Requirements – by Closing make all of the maintenance and capital improvements to the Purchased Assets that are set out in Schedule “M” and which are scheduled to be made on or before the Closing Date, failing which the actual cost to make those improvements will be deducted from the Purchase Price if they are known by the Closing or reimbursed by the Vendor to the Purchaser when they are known; and

(f)	Access for Investigation – permit the Purchaser and its employees, representatives and agents, subject to prior arrangement with the Vendor, to have reasonable access during normal business hours and upon reasonable notice, to all books, accounts, data and records pertaining to the Purchased Assets and the Division, including electronically stored data and records, and to any of the head office personnel of Canfor or the Vendor as the Purchaser from time to time reasonably requests. The Vendor will, prior to Closing, provide to the Purchaser such consents as the Purchaser reasonably requires in order to complete its public due diligence inquiries of relevant Governmental Authorities in connection with the Division or the Purchased Assets. The exercise of any rights of inspection by or on behalf of the Purchaser under this subsection 5.1(f) shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder.

5.2.	Confidentiality

The Purchaser acknowledges that any information and documentation received or observed by it pursuant to subsection 5.1(f) is confidential and agrees that the provisions of the Confidentiality Agreement shall apply to the Purchaser for the benefit of the Vendor in connection with all such information and documentation. The Purchaser shall take, and shall cause its employees and agents to take, all reasonable steps and precautions to:

(a)	protect and maintain the confidentiality of such information, documentation and observations; and

(b)	observe the provisions of the Confidentiality Agreement.

5.3.	Return of Information

If the purchase of the Purchased Assets pursuant to this Agreement is not completed, the Purchaser agrees to return to the Vendor, at the Vendor’s request, all information, documentation, data, records, drawings and other papers (whether on paper or in electronic form) delivered by the Vendor to the Purchaser (together with all copies thereof) and to maintain the confidentiality of all information or knowledge obtained from the Vendor, and not to use the same for any purpose whatsoever.

5.4.	Remedies

The Purchaser acknowledges and agrees that if any of the provisions contained in sections 5.2 and 5.3 are not performed in accordance with the terms set out therein, such non-performance or breach may cause irreparable harm to the Vendor and that the Vendor will as a result be entitled to injunctive relief to prevent any such breach of those provisions and may specifically enforce such provisions in any action instituted in any court having jurisdiction. The Purchaser also acknowledges and agrees that the specific remedies contemplated by this section are in addition to any other remedy to which the Vendor may be entitled at law or in equity in respect of such non-performance or breach.

5.5.	Requests for Consents

The Vendor and the Purchaser will use all commercially reasonable efforts to obtain:

(a)	any consents necessary for the assignment of the Vendor’s interest in the Agreements and the Licences and Permits to the Purchaser without any material changes to the terms thereof from those in place prior to such assignment; or

(b)	if applicable, the re-issuance of any one or more of the Licences and Permits in the name of the Purchaser,

and the Vendor will not, except as presently contemplated by the terms thereof or with the prior written consent of the Purchaser, agree to any amendment or variation to the terms of such Agreements or Licences and Permits in connection with, or as a condition of, such assignment or re-issuance.

5.6.	Agreements Requiring Consent

Where a consent of a Third Party is required to permit the transfer or assignment to the Purchaser of the Vendor’s interest in any of the Agreements or the Licences and Permits, the assignment of those agreements and rights in respect of which the required consent has not been received on or before the Closing Date will not be effective in each case until the applicable consent has been received and such agreement or right will be held by the Vendor following the Closing in trust for the benefit and exclusive use of the Purchaser. The Vendor shall continue to use all commercially reasonable efforts to obtain the required consents and shall only make use of such agreements and rights in accordance with the directions (and at the additional expense, if any,) of the Purchaser that do not conflict with the terms of such Agreements and Licences and Permits.

5.7.	Mill Site and Real Property and Landfills

The Vendor and the Purchaser have agreed to allocate their responsibilities, rights and obligations in connection with the real property subject to the Real Property Leases and the Landfills and Landfill Lands as follows:

(a)	Pre-closing Obligations – the Vendor and the Purchaser acknowledge that it is in their mutual interest to co-operate with and assist each other in pursuing and procuring an agreement with the Landlord to enable the Vendor and the Purchaser to each purchase parts of the real property subject to the Real Property Leases from the Landlord contemporaneously with or as soon as practicable after the Closing and each of the Vendor and the Purchaser agree to exercise their commercially reasonable efforts to arrange such purchases on or before the Closing Date in the manner contemplated by subsection 5.7(b);

(b)	Requirement for Subdivision - the Vendor and the Purchaser agree that any purchase of the real property subject to the Real Property Leases will require the subdivision of those properties with the cooperation of the Landlord (the cost of which will be shared equally by the Vendor and the Purchaser, excluding costs of any environmental studies or remediation required as a condition of approval of such subdivision of Unidentified Pre-Closing Environmental Conditions or environmental conditions relating to the Landfill Lands, the cost of which shall be for the account of the Vendor or of Identified Pre-Closing Environmental Conditions, the cost of which shall be for the account of the Purchaser), which the Vendor and the Purchaser further acknowledge and agree should be completed on the following basis:

(i)	by title to the properties representing the “Mill Site Lease Area” (excluding the Landfill Lands), “Maintenance Depot Lease Area”

(excluding the Landfill Lands) and the “Log Yard Lease Area” (excluding the Landfill Lands) as described on the Survey Plan being transferred by the Landlord as one or more separate, subdivided parcels directly to the Purchaser; and

(ii)	by title to the properties representing the Landfill Lands being transferred by the Landlord as one or more separate, subdivided parcels directly to the Vendor;

(c)	Post-Subdivision Obligations - The Vendor and the Purchaser acknowledge and agree that, upon the subdivision and transfer of the real property subject to the Real Property Leases as described in subsection 5.7(b) on or before the Closing Date, the Vendor and the Purchaser will enter into the Waste Disposal Agreement regarding the right of the Purchaser to deposit specified materials on the Landfill Lands;

(d)	Real Property Lease Landfill Obligations if No Sale and Subdivision - The Vendor and the Purchaser acknowledge and agree that, if for any reason they are not able to complete a subdivision and sale with the Landlord of the real property covered by the Real Property Leases as contemplated by subsections 5.7(a) and (b) on or before the Closing Date, the Vendor and the Purchaser will (subject to any arrangements made by them for statutory rights of way pursuant to subsection 5.7(e)), enter into:

(i)	the Waste Disposal Agreement regarding the right of the Purchaser to deliver specified materials to the Vendor’s contractors for deposit to the Landfill Lands leased by the Vendor and including an indemnity from the Vendor to the Purchaser, unlimited in duration and amount, regarding Environmental Claims or Governmental Orders with respect to those portions of the Landfills located on Landfill Lands over which the Purchaser has become a tenant on assignment of the Real Property Lease relating to those lands from the Vendor and an indemnity from the Purchaser to the Vendor, unlimited in duration and amount, regarding any breaches by the Purchaser of the Waste Disposal Agreement (including covenants of the Purchaser not to breach or violate, or cause the breach or violation of, Environmental Laws) arising as a result of the Purchaser’s right to deliver materials to the Vendor’s contractors for deposit to a landfill as specified under the Waste Disposal Agreement (all of which indemnities from the Vendor and the Purchaser will be subject to the procedures, limitations and dispute resolution provisions contemplated by subsections 3.3(c), (d) and (e)) ; and

(ii)	the Log Yard Agreement regarding the right of the Purchaser to use certain of the lands leased by the Vendor from the Landlord as a log yard for the Division and including an indemnity from the

Vendor to the Purchaser, unlimited in duration and amount, regarding Environmental Claims or Governmental Orders with respect to those portions of the Landfills located on the “Log Yard Lease Area” as set out on the Survey Plan and an indemnity from the Purchaser, unlimited in duration and amount, regarding any breaches of the Log Yard Agreement (including covenants of the Purchaser not to breach or violate or cause the breach or violation of any Environment Law) (all of which indemnities of the Vendor and the Purchaser will be subject to the procedures, limitations and dispute resolution provisions set out in subsections 3.3(c), (d) and (e)).;

(e)	Statutory Rights of Way – In the event that the Vendor and the Purchaser reasonably conclude that the subdivision and transfer of the real property subject to the Real Property Leases will not occur as contemplated by subsections 5.7(a) and (b), the Vendor and the Purchaser agree to use their commercially reasonable efforts to cooperate and assist each other in pursuing and procuring an agreement with the Landlord to convert the “Mill Site Lease Area”, the “Maintenance Deposit Lease Area” and the “Log Yard Lease Area” into statutory rights of way with the Purchaser as grantee at Closing on exactly or substantially the same terms as the leases of those areas under the Real Property Leases, except that the Landfill Lands will be excluded from the areas under those statutory rights of way and will instead be the subject of a separate statutory right of way with the Vendor as grantee on exactly or substantially the same terms as the leases of the real property relating to the Landfill Lands, all of which statutory rights of way shall be on terms acceptable to the Vendor and the Purchaser, acting reasonably. The Vendor and the Purchaser further agree that, upon entry into by the Vendor and the Purchaser of statutory rights of way as contemplated by this subsection 5.7(e), the Vendor and the Purchaser will enter into the Waste Disposal Agreement as contemplated by subsection 5.7(d)(i) (excluding the indemnity of the Vendor contemplated by subsection 5.7 (d)(i)) but not the Log Yard Agreement as contemplated by subsection 5.7(d)(ii).

6.	CONDITIONS OF CLOSING

6.1.	Conditions of the Purchaser

The obligation of the Purchaser to complete the purchase of the Purchased Assets contemplated by this Agreement is subject to the fulfilment of the following conditions:

(a)	Representations and Warranties – the representations and warranties of the Vendor contained in this Agreement shall, except as contemplated herein, be true and correct on and as of the Closing Date in all material respects (except to the extent such representation or warranty is already subject to a materiality qualification, in which case it shall be true and correct in all respects) with the same effect as though such representations and warranties had been made as of the Closing Date;

(b)	Covenants – all of the covenants and agreements of the Vendor to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed;

(c)	No Adverse Material Change – since the date of this Agreement there shall not have occurred any adverse material change in, or discovery of any previously undisclosed fact which has or will have any materially adverse effect on, the Purchased Assets or the business carried on by the Division (other than any change in the general business conditions including changes to commodity prices or currency fluctuations or any change in the markets or prices for the principal products of, or goods and services supplied to, the Division) or any change of Applicable Law shall have occurred that materially adversely affects the Purchased Assets or the business of the Division (but not including changes in tax laws or any change regarding levies or restrictions on importation of wood products into the United States);

(d)	Chip Supply Agreement – the execution and delivery by the Vendor to the Purchaser of the Chip Supply Agreement;

(e)	Mackenzie Chip Amendment – the execution and delivery by the Vendor to the Purchaser of the Mackenzie Chip Amendment;

(f)	Closing Agreements – the execution and delivery by the Vendor to the Purchaser of each of the Closing Agreements; and

(g)	Genus Licence Agreement – the execution and delivery by the Vendor to the Purchaser of the assignment of the Genus Licence Agreement.

The foregoing conditions are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

6.2.	Conditions of the Vendor

The obligation of the Vendor to complete the sale of the Purchased Assets contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

(a)	Representations and Warranties – the representations and warranties of the Purchaser contained in this Agreement shall, except as contemplated herein, be true and correct on and as of the Closing Date in all material respects (except to the extent such representation or warranty is already subject to a materiality qualification, in which case it shall be true and correct in all respects) with the same effect as though such representations and warranties had been made as of the Closing Date;

(b)	Covenants – all of the covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed;

(c)	Chip Supply Agreement – the execution and delivery by the Purchaser to the Vendor of the Chip Supply Agreement;

(d)	Closing Agreements- the execution and delivery by the Purchaser to the Vendor of the Closing Agreements;

(e)	Genus Licence Agreement – the execution and delivery by the Purchaser to the Vendor of the assignment of the Genus Licence Agreement; and

(f)	Mackenzie Chip Amendment – the execution and delivery by the Purchaser to the Vendor of the Mackenzie Chip Amendment.

The foregoing conditions are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time.

6.3.	Mutual Conditions

The obligation of the Vendor to complete the sale of the Purchased Assets contemplated by this Agreement and of the Purchaser to complete the purchase of the Purchased Assets as contemplated by this Agreement is subject to fulfilment of the following conditions:

(a)	Acquired Tenure

(i)	the Forest Licence shall have been subdivided in accordance with the Forest Act (British Columbia) in order to create two separate forest licences, one representing the Acquired Tenure as indicated in Schedule “A” having an allowable annual cut of at least 640,000 m3 after the allocation of all of the 20% take-back under the FRA to the Forest Licence (or an allowable annual cut of at least 800,000 m3 before any allocation of the 20% take back under the FRA to the Acquired Tenure) and one representing the Retained Tenure as indicated in Schedule “A”, in each case on terms that do not impose terms, conditions or costs on such tenures which (other than for the reduced level of allowable annual cut therein) individually or in the aggregate, are materially adversely different from those applicable to the Forest Licence and, in all other respects, on terms which are acceptable to both the Vendor and the Purchaser, acting reasonably; and

(ii)	the Minister of Forests under the Forest Act (British Columbia) shall have provided a written notice to proceed under section 54.1 of the Forest Act (British Columbia) in respect of the transfer of the Acquired Tenure from the Vendor to the Purchaser on the terms contemplated in section 6.5 or as otherwise is acceptable to the Purchaser and the Vendor, in the reasonable exercise of their discretion;

(b)	Competition Act

(i)	the Commissioner under the Competition Act (Canada) shall have either issued a certificate under section 102 of the Act, or pursuant to section 123 of that Act the time period within which the completion of the transactions contemplated by this Agreement cannot proceed has expired or the Commissioner has issued a notice that the Commissioner does not intend to make an application under section 92, with respect to the purchase and sale of the Purchased Assets contemplated by this Agreement; and

(ii)	the Commissioner under the Competition Act (Canada) shall have provided his or her consent to the sale of the Purchased Assets to the Purchaser pursuant to the Consent Agreement;

(c)	No Orders or Proceedings – no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

(d)	Consents – the Vendor and the Purchaser have agreed on which of the Agreements and the Licences and Permits are Shared Rights and Obligations and each of the consents, waivers, releases, authorizations and approvals disclosed in Schedule “R” shall have been obtained on or before the Closing Date on terms that, in the case of Agreements (other than the Acquired Tenure and the Retained Tenure, which are addressed in subsection 6.3(a)(i) above) and Licences and Permits, do not impose terms, conditions or costs on the Purchaser that, individually or in aggregate, are materially different from those to which the Vendor was subject immediately prior to Closing, and in all other cases, on terms that are acceptable to both the Purchaser and the Vendor, acting reasonably; and

(e)	Pre-Closing Date Statement – the Pre-Closing Date Statement shall have been delivered by the Vendor and agreed to by the parties or determined by the Independent Accountants in accordance with section 2.4.

The foregoing conditions are inserted for the mutual benefit of the Vendor and the Purchaser and may be waived in whole or in part only if jointly waived by the Vendor and the Purchaser.

6.4.	Consequence of Non-Fulfillment

If any of the conditions set out in sections 6.1, 6.2 and 6.3 hereof have not been fulfilled by the Closing Date or shall, prior to the Closing Date, have become incapable of fulfillment, either the Vendor or the Purchaser, as the case may be, may terminate this Agreement by notice to the other to that effect, without prejudice however to any right or remedy of the Vendor or the Purchaser, as the case may be, with respect to a breach by the other of any covenant in this Agreement.

6.5.	Compliance with the Forest Act

The Vendor and the Purchaser will cooperate and assist each other in completing the notification process and obtaining a notice to proceed from the Minister of Forests under section 54.1 of the Forest Act (British Columbia) in order to facilitate delivery thereof in connection with the transfer of the Acquired Tenure from the Vendor to the Purchaser effective on or before the Closing. The Purchaser will also be entitled to have active participation, acting reasonably and only in conjunction with the Vendor, in the process that identifies the areas to which any of the 20% take-back of allowable annual cut under the FRA for the Acquired Tenure will be applied.

The Purchaser acknowledges that under the Forest Act (British Columbia) the Purchaser may be required to enter into an arrangement on or before the Closing Date with the Ministry of Forests for the payment to the Province of British Columbia of all money required to be paid to the Province in relation to the Acquired Tenure under the circumstances set out in section 130(1.1) of the Forest Act (British Columbia) arising on or before the Closing Date (the “Transfer Arrangement”). The Purchaser agrees that it will enter into the Transfer Arrangement, provided that amounts arising before the Closing Date and payable under the Transfer Arrangement are adjusted for in accordance with Article 2 hereof and that the terms of the Transfer Arrangement do not, in the reasonable opinion of the Purchaser, reduce or impair the value of the Acquired Tenure or the Purchased Assets, taken as a whole, to the Purchaser.

6.6.	Compliance with the Competition Act

The Purchaser and the Vendor will cooperate and assist each other and use their commercially reasonable best efforts and will in a timely manner take all action and file all documentation and information required in order to comply with the Competition Act (Canada) (including, without limitation, the Consent Agreement). In particular, upon the execution of this Agreement, the Purchaser and the Vendor will promptly prepare and file with the appropriate Governmental Authorities all necessary notices and applications to obtain the consents and approvals or to otherwise fulfill the condition in subsection 6.3(b) and will diligently pursue such consents and approvals and will cooperate fully with each other in order to obtain them as soon as possible.

7.	ASSUMPTION OF OBLIGATIONS AND LIABILITIES

7.1.	Assumption of Obligations and Liabilities

Effective on the Closing, the Purchaser shall assume and be responsible for the Assumed Obligations and Liabilities, and the Purchaser shall indemnify and save the Vendor harmless from and against any Claims against and Liabilities suffered or incurred by the Vendor by reason of the failure of the Purchaser to pay or discharge any of the Assumed Obligations and Liabilities.

7.2.	Payment of Taxes on Sale and Transfer

The Purchaser shall be responsible for and shall pay when due any property transfer, sales, social services, goods and services and similar Taxes and any registration and transfer charges and fees payable in respect of the sale and transfer of the Purchased Assets to the Purchaser. The Purchaser shall pay direct to the appropriate Governmental Authority all such taxes, charges and fees, (other than the goods and services tax imposed under Part IX of the Excise Tax Act (Canada) referred to in section 7.3), payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement and, upon the request of the Vendor, the Purchaser shall furnish proof of such payment.

7.3.	Goods and Services Tax and Harmonized Sales Tax Election

The Purchaser and the Vendor shall jointly elect, under subsection 167(1) of Part IX of the Excise Tax Act (Canada), that no Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Purchaser and the Vendor shall make such elections(s) in prescribed form containing prescribed information and the Purchaser shall file such election(s) in compliance with the requirements of Applicable Law.

7.4.	Limitation on Purchaser’s Obligations

Notwithstanding any other provision of this Agreement, the Purchaser shall not assume any liability, responsibility or obligation of any nature or kind whatsoever with respect to any Pre-Closing Liabilities and Obligations other than Adjusted Obligations and Liabilities and the Vendor hereby releases the Purchaser from all, and, subject to the time limitations in section 3.3 in the case of Unidentified Pre-Closing Environmental Conditions only, shall indemnify and save the Purchaser harmless from and against any and all Claims against and Liabilities suffered or incurred by the Purchaser with respect to, relating to or arising out of any of those Pre-Closing Liabilities and Obligations (other than Adjusted Obligations and Liabilities).

8.	CLOSING TRANSACTIONS

8.1.	Time and Place

The Closing shall take place at the offices of Lawson Lundell, 1600 – 925 West Georgia Street, Vancouver, B.C., V6C 3L2 at 10:00 a.m. Vancouver time on the Closing Date. However, if the mutual conditions contained in sections 6.3(a) and 6.3(b) have not been satisfied by May 31, 2005 then, unless the Purchaser and the Vendor agree otherwise, this Agreement will terminate without prejudice to any right or remedy of the Vendor or the Purchaser, as the case may be, with respect to a breach by the other of any covenant in this Agreement.

8.2.	Vendor’s Closing Documents

At the Closing, the Vendor will deliver the following to the Purchaser:

(a)	the Acquired Tenure and an assignment of the Acquired Tenure to the Purchaser, in such form as the Purchaser may reasonably require;

(b)	all deeds, bills of sale, transfers and assignments (including all consents contemplated by 6.3(d)) which are necessary to assign or transfer the Purchased Assets (other than the Acquired Tenure) or the Vendor’s interest therein to the Purchaser as contemplated by this Agreement, in such form as the Purchaser may reasonably require;

(c)	discharges of any Encumbrances against any of the Purchased Assets that are not Permitted Encumbrances, each in form and substance acceptable to the Purchaser, acting reasonably;

(d)	an executed statement of any adjustments under section 2.6;

(e)	a certificate of a senior officer of the Vendor as to the accuracy at the Closing Date of the Vendor’s representations and warranties and the performance of its covenants to be performed hereunder on or before the Closing Date, together with particulars of any inaccuracy or non-performance in respect thereof;

(f)	a certified copy of resolutions of the directors of the Vendor approving the sale of the Purchased Assets as contemplated by this Agreement and the execution and delivery by the Vendor of this Agreement and all documents required to be executed by the Vendor pursuant hereto;

(g)	an executed copy of the Chip Supply Agreement;

(h)	an executed copy of the Mackenzie Chip Amendment;

(i)	executed copies of the Closing Agreements;

(j)	an executed copy of the assignment of the Genus Licence Agreement;

(k)	a clearance certificate under section 99 of the Social Services Tax Act (British Columbia);

(l)	an executed election form under subsection 167(1) of Part IX of the Excise Tax Act (Canada) as contemplated in section 7.3;

(m)	an opinion of the Vendor’s counsel substantially in the form of Schedule ”X”; and

(n)	a receipt for the amount of the Purchase Price that is paid at Closing.

8.3.	Purchaser’s Closing Documents

At the Closing, the Purchaser will deliver the following to the Vendor:

(a)	once all the other Closing documents required under this Agreement have been tabled as contemplated in Section 8.4, payment of the Purchase Price by wire transfer of funds (to an account specified in writing delivered by the Vendor to the Purchaser prior to the Closing Date) payable to the Vendor, or as the Vendor may otherwise direct in writing;

(b)	such documents as the Vendor may reasonably require with respect to the assumption by the Purchaser from and after the Closing Date of the Assumed Obligations and Liabilities;

(c)	an executed statement of any adjustments under section 2.6;

(d)	a certificate of a senior officer of the Purchaser as to the accuracy at the Closing Date of the Purchaser’s representations and warranties and the performance of its covenants to be performed hereunder on or before the Closing Date, together with particulars of any inaccuracy or non-performance in respect thereof;

(e)	a certified copy of resolutions of the directors of the Purchaser approving the purchase of the Purchased Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Purchaser pursuant hereto;

(f)	an executed copy of the Chip Supply Agreement;

(g)	an executed copy of the Mackenzie Chip Amendment;

(h)	executed copies of the Closing Agreements;

(i)	an executed copy of the assignment of the Genus Licence Agreement;

(j)	an executed election form under subsection 167(l) of Part IX of the Excise Tax Act (Canada) as contemplated in section 7.3; and

(k)	an opinion of the Purchaser’s counsel substantially in the form of Schedule ”Y”.

8.4.	Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by each party to the other all pursuant to the terms hereof shall be concurrent requirements and that nothing shall be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered or otherwise waived by the parties in accordance with this Agreement.

8.5.	Delivery of Books and Records

Following the Closing, the Vendor shall deliver or make available to the Purchaser in the respective places where such documents are now located, the Books and Records, including the Vendor’s records relating to the original cost and tax classification of the Purchased Assets and the original Agreements and Licences and Permits to the extent in the possession or control of the Vendor or Canfor, provided that, where any of the Books and Records relate to or are combined with the Vendor’s operations other than the Division, the Vendor will use its commercially reasonable best efforts to extract or copy that portion of the Books and Records relating exclusively or primarily to the Division and deliver such extracts or copies to the Purchaser. The Purchaser will have no right to review or receive any information relating to operations of the Vendor other than the Division.

9.	POST-CLOSING EVENTS

9.1.	Obligations under Collective Agreements

On the Closing Date, the Purchaser shall, in respect of the Union Employees, assume all obligations and liabilities under and in respect of, and shall become bound by, the Collective Agreement, including the Purchaser’s participation in and obligations in respect of industry pension and health and welfare plans described in the Collective Agreement and shall offer continuing employment to all Union Employees under the terms of the Collective Agreement.

The Vendor shall not be responsible for any obligations and liabilities arising under the Collective Agreement from and after the Closing Date in respect of the Union Employees and the Purchaser shall indemnify and save harmless the Vendor from and against all Claims against and Liabilities suffered or incurred by the Vendor arising in respect of the foregoing assumption of obligations and liabilities under and in respect of the Collective Agreement and the employment of the Union Employees from and after the Closing Date.

9.2.	Transfers of Employment

The Vendor and the Purchaser shall cooperate to effect an orderly transfer of employment of the Non-Union Employees and in that regard the Vendor shall give or cause to be given notice of termination of employment effective the close of business on the day prior to the Closing Date to all Non-Union Employees and simultaneously therewith the Purchaser shall give offers of employment (such employment to commence on the

Closing Date, subject to the Closing completing) to each of the Non-Union Employees terminated by the Vendor, such offers to provide (except in circumstances as otherwise expressly agreed by the Vendor and the Purchaser in writing prior to the Closing Date):

(a)	substantially similar job function and substantially similar or comparable title as each such Non-Union Employee was performing or held at the date of termination without material demotion or diminution of job responsibility or authority;

(b)	salary in an amount not less than the salary as each such Non-Union Employee was entitled to receive at the date of termination;

(c)	other remuneration and employee plan and benefits coverage, in terms of both nature and value, as set out in Schedule “V”;

(d)	that such Employee will be employed at the same location at which the Employee was employed on the Closing Date; and

(e)	recognition of each such Employee’s length of service with the Vendor or any of its Affiliates or predecessor companies as provided in section 9.3.

9.3.	Certain Obligations Respecting Employees

The Vendor and the Purchaser agree that, with respect to all Employees who become employed by the Purchaser pursuant to sections 9.1 or 9.2:

(a)	the Vendor will be responsible for and will pay to those Employees:

(i)	any Employee Plan entitlements which become payable directly by the Vendor as a result of the completion of the transactions contemplated by this Agreement or which are accrued and payable directly by the Vendor but unpaid as at the Closing Date; and

(ii)	any vacation pay and bonuses accrued or payable that relate to the period up to the Closing Date, including, but without limitation, any bonus or payment to or for Non-Union Employees or Union Employees whether under any Employee Plans or otherwise;

and the Vendor shall be responsible for collecting any of the loans owing to the Vendor from any of the Employees, including those on account of home relocation assistances, automobile insurance premiums and computer purchase assistance (and the Purchaser shall have no obligation in connection with any of the foregoing);

(b)	each Non-Union Employee who is a participant in an Employee Plan that is a pension plan shall as of the Closing Date:

(i)	become fully vested in all benefits accrued under each such Employee Plan that is a pension plan prior to the Closing Date;

(ii)	cease to participate or accrue further benefits under each such Employee Plan that is a pension plan after the Closing Date; and

(iii)	become a deferred vested participant entitled to receive his or her vested benefits under each such Employee Plan that is a pension plan in accordance with the terms thereof based on the employee’s earnings and service up to the Closing Date;

and the Vendor will make such amendments to the terms of the Employee Plans as are necessary in connection therewith; and

(c)	all seniority or length of service rights or benefits previously enjoyed by such Employee as an employee of the Vendor or any of its Affiliates or predecessor companies shall be recognized for all purposes in connection with the Purchaser’s employee plans and benefits, including recognition for all periods of employment recognized under the Employee Plans for purposes of eligibility and vesting requirements (but excluding benefit accruals) including for the purposes of vacation, sick leave, severance entitlement or other like benefits.

9.4.	Obligations for Employee Claims and Indemnity

The Vendor and Purchaser agree that liability for all Claims which may be brought against either of them or their Affiliates by any Employee arising out of or in connection with the termination of such Employee’s employment as contemplated by this Agreement or arising out of any Claim of constructive termination or dismissal as a result of any difference in the terms of employment offered by the Purchaser as provided in this Agreement compared to the terms of employment provided by the Vendor prior to the Closing Date, shall be borne equally by each of the Vendor and the Purchaser and that they will indemnify and hold each other harmless in respect of any amount exceeding a party’s proportionate share of their respective obligations pursuant to this Section 9.4.

9.5.	Access to Information by the Vendor

The Vendor may request and the Purchaser shall furnish such documents, records and information pertaining to the Division as shall reasonably be requested by the Vendor in respect of governmental demands, returns, inquiries, grants, tax assessments, litigation, and the completion of any accounting or other record keeping in connection with the Division, including preparation of the Vendor’s financial statements. The Vendor may request and the Purchaser shall use its best efforts to ensure the prompt and continuing cooperation of employees of the Purchaser to provide the Vendor such documents, records and information and the completion of any such accounting and record keeping in connection with the sale of the Division to the extent reasonably required.

9.6.	Use of Trademarks and Trade Names

Immediately following Closing, the Purchaser shall, except as otherwise agreed in writing by the Vendor, eliminate the use by the Division of the name “Canfor” and all or any portion of the trademark ‘Canfor and design’ and any other designation indicating affiliation with Canfor or the Vendor, and any other trademarks, trade names and any other names, marks or other designations held, owned or used by Canfor or the Vendor and in particular:

(a)	all stationary, cheques and contracts (including purchase orders and customer purchase agreements), bearing the name “Canfor” or “Canadian Forest Products Ltd.”, “CFP” or all or any portion of the trademark ‘Canfor and design’ or “Canadian Forest Products Ltd. or CFP and design” shall be removed or destroyed as soon as possible following Closing;

(b)	the names “Canfor”, “CFP” or “Canadian Forest Products Ltd.” and the applicable “design” shall be removed from buildings, structures, equipment and other property utilized in the operation of the Division as soon as possible and in any event no later than 60 days after the Closing;

(c)	the Purchaser will cease using the name “Canfor” and the design in connection with sales of products by the Division except to the extent that such products have already been so marked prior to the Closing; and

(d)	within a reasonable time after the Closing Date the Purchaser shall notify all customers and suppliers in writing that the Division has been sold and purchased, it being acknowledged that the Vendor may, in its discretion, send similar written notices on behalf of the Vendor to such customer and suppliers.

9.7.	Softwood Lumber Quota

If within two years after the Closing Date, the Vendor or Canfor becomes entitled to any quota, export rights or other similar sales, export or similar rights or exemptions from duty or constraint as a result of any settlement to the current Canada-United States softwood lumber dispute, then the Vendor will, subject to Applicable Laws (including for the purposes of this section, federal and state laws of the United States), transfer or cause Canfor to transfer a proportionate amount of its rights in respect of any quota, export rights or other similar sales, export or similar rights to the Purchaser at no additional cost to the Purchaser, with the proportionate amount being determined on the basis of:

(a)	the average historical production of the Division (as the numerator),

relative to:

(b)	the average historical production of all the Vendor’s and Canfor’s sawmill facilities in Canada (as the denominator),

in each case during the relevant period for which the allocation of those rights or exemptions is calculated under the settlement (including in the denominator, to the extent applicable in any such period, production from the Vendor’s and Canfor’s sawmill facilities formerly owned by Slocan or its Affiliates).

10.	SURVIVAL OF REPRESENTATIONS

10.1.	Survival

(a)	Subject to subsections 10.1(b) and 10.1(c) in regard to representations and warranties, all representations, warranties and covenants contained in this Agreement on the part of each of the parties hereto shall survive the Closing.

(b)	All representations and warranties of the Vendor shall only survive for a period of three (3) years from the Closing Date, except for representations relating to Taxes which shall survive for one (1) year after the period for the reassessment of such Taxes in respect of taxation years or periods prior to the Closing Date has expired. All representations and warranties of the Purchaser shall only survive for a period of three (3) years from the Closing Date. If no Claim for Indemnification has been made under this Agreement for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, the party having made such representation and warranty shall have no further liability under this Agreement with respect to such representation or warranty.

(c)	Notwithstanding the limitations set out in subsection 10.1(b), any claim for a breach of or inaccuracy in any representation or warranty which relates to title to the Purchased Assets, intentional misrepresentation or fraud may be brought by the Purchaser at any time and any claim for intentional misrepresentation or fraud may be brought by the Vendor at any time.

10.2.	Indemnification by the Vendor

Subject to the limitations in sections 10.1 and 10.4 in regard to representations and warranties, the Vendor shall indemnify, defend and save harmless the Purchaser and its Representatives from and against all Claims against and all Liabilities suffered or incurred by the Purchaser or any of its Representatives as a result of, arising from or in connection with:

(a)	any misrepresentation or breach of representation or warranty made or given by the Vendor in this Agreement or any certificates furnished by the Vendor pursuant to this Agreement;

(b)	any non-fulfillment or breach by the Vendor of any covenant or obligation contained in this Agreement required to be performed or complied with by the Vendor prior to, at or after Closing;

(c)	all Claims and Liabilities for which the Vendor has agreed to indemnify the Purchaser pursuant to a specific provision to that effect in this Agreement; and

(d)	any Taxes payable by the Purchaser as a result of any Claims or Liabilities, or any payment received by it under this indemnity.

10.3.	Indemnification by the Purchaser

Subject to the limitations in sections 10.1 and 10.4, in regard to representations and warranties, the Purchaser shall indemnify, defend and save harmless the Vendor and its Representatives from and against all Claims against and all Liabilities suffered or incurred by the Vendor or any of its Representatives as a result of, arising from or in connection with:

(a)	any misrepresentation or breach of representation or warranty made or given by the Purchaser in this Agreement or any certificates furnished by the Purchaser pursuant to this Agreement;

(b)	any non-fulfillment or breach by the Purchaser of any covenant or obligation contained in this Agreement required to be performed or complied with by the Purchaser prior to, at or after Closing;

(c)	all Claims and Liabilities for which the Purchaser has agreed to indemnify the Vendor pursuant to a specific provision to that effect in this Agreement; and

(d)	any Taxes payable by the Vendor as a result of any Claims or Liabilities, or any payment received by it under this indemnity.

10.4.	Limitations

Notwithstanding any other provision of this Agreement:

(a)	neither party will be entitled to make a Claim for Indemnification against the other party for a breach of or inaccuracy in any representation or warranty, other than a representation or warranty in subsection 3.1(cc), unless and until the aggregate amount of the Liabilities and Claims exceeds $500,000, but once the aggregate amount of the Liabilities and Claims exceeds $500,000, the Indemnifying Party shall be obliged to indemnify for the full amount of the Liabilities and Claims for which it is obliged to indemnify the Indemnified Party pursuant to this Agreement, including the initial $500,000; and

(b)	in the event that, as a result of a Claim for Indemnification, an Indemnified Party claims on a tax return a currently realizable Tax Benefit, the indemnity payment in respect of such Claim for Indemnification shall be reduced by the amount of the currently realizable Tax Benefit available to the Indemnified Party so that the Indemnified Party is in the same position the Indemnified Party would have been, and not in a better position or a worse position than the Indemnified Party would have been, on an after tax basis in the absence of the events or circumstances that give rise to the Claim. For the purposes of this Section, a “Tax Benefit” means an amount by which the liability for taxes of the Indemnified Party (or consolidated group of corporations including the Indemnified Party) is reduced or becomes entitled to a refund in respect of Taxes, minus any liability for Taxes arising from the right to receive such indemnity payment. Where the Indemnified Party (or consolidated group of corporations including the Indemnified Party) has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Claim for Indemnification shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For purposes of this sub-section, a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Claim for Indemnification. If there is a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to the Indemnified Party for the amount of any related reduction previously allowed or made to the Indemnifying Party in the calculation of all Claims for Indemnification pursuant to this section, regardless of any time limitations set out in this Agreement.

10.5.	Notice of Indemnity Claim

If the Purchaser or the Vendor (on their own behalf and/or on behalf of some or all of their Representatives) wishes to make a Claim for Indemnification against the Vendor, on the one hand, or the Purchaser, on the other hand, the Indemnified Party shall promptly give written notice to the Indemnifying Party of the Claim for Indemnification. Such notice shall specify whether the Claim for Indemnification originates with the Indemnified Party (an “Original Claim”) or with a Third Party (a “Third Party Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim for Indemnification; and

(b)	the amount of the Claim for Indemnification, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim for Indemnification.

10.6.	Procedure for Indemnification

(a)	Initial Procedure for Original Claims – Following receipt of notice of an Original Claim from an Indemnified Party, the Indemnifying Party shall have thirty (30) days to make such investigation of the Original Claim as the Indemnifying Party considers necessary or desirable. For the purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Original Claim.

(b)	Original Claims – If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period as referred to in section 10.6(a) (or any mutually agreed upon extension thereof) to the validity and amount of the Original Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Original Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and the Indemnified Party agree that the dispute shall be submitted to arbitration before a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia). Such dispute shall not be made the subject matter of an action in a court of law or equity by either the Indemnifying Party or the Indemnified Party unless the dispute has first been submitted to arbitration and finally determined in accordance with the rules of the British Columbia International Arbitration Centre. Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrator and the costs incidental to the action. In any such action the decision of the arbitrator shall be conclusively deemed to determine the rights and liabilities as between the parties to the arbitration in respect of the matter in dispute.

(c)	Third Party Claims – With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnified Party. If the Indemnifying Party, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to reassume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.7.	Additional Rules and Procedures

The obligations of the parties to indemnify each other pursuant to this Article 10 shall also be subject to the following:

(a)	In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws (supported by an opinion of legal counsel reasonably acceptable to the Indemnifying Party, acting reasonably and addressed to both the Vendor and the Purchaser) to make a payment to any Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(b)	Except in the circumstance contemplated by subsection 10.7(a), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(c)	The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(d)	The Purchaser and the Vendor shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterparts and with counsel at all reasonable times.

(e)	Notwithstanding subsection 10.6(c), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

11.	MISCELLANEOUS

11.1.	Communications

The Vendor shall, except as contemplated by sections 6.6 and 11.2, be responsible for the conduct of all communications and discussions with third parties for the purpose of securing any consent required for the assignment of any of the Agreements or Licences and Permits and the Purchaser will not, prior to the Closing, contact any such third party without the consent of the Vendor which consent the Vendor will not unreasonably withhold.

11.2.	Press Releases

Upon execution and delivery of this Agreement, each party will issue press releases in the forms previously agreed to by the parties. Disclosure of this Agreement, its terms and conditions and the transactions contemplated herein or any confidential information provided by either party in connection therewith shall otherwise be made by the Vendor or the Purchaser only to any legal counsel or any financial advisor engaged by them or as may be required by this Agreement, the Consent Agreement, Applicable Laws or the Toronto or New York Stock Exchanges. The parties shall consult with each other as to the timing and wording of any other press releases and other required disclosure of or relating to this Agreement and the transaction contemplated by this Agreement.

11.3.	Costs and Expenses and Other Amounts Payable

Each party will bear the fees and disbursements of lawyers, accountants, consultants, brokers, finders and investment bankers retained by it and the other out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement (including, in the case of the Vendor, the fees and disbursements of Capital West Partners).

11.4.	Waiver and Consent

No consent or waiver, express or implied, by any party to or of any breach or default by the other of any or all of its obligations under this Agreement will:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section 11.4;

(b)	be relied on as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section 11.4 in any other or subsequent instance.

11.5.	Amendments

This Agreement may not be amended except by written agreement among the parties to this Agreement.

11.6.	Entire Agreement

This Agreement constitutes the entire agreement between the Vendor and the Purchaser pertaining to the purchase and sale of the Purchased Assets and supersedes all prior agreements, communications, expectations, representations, undertakings, negotiations and discussions, whether oral or written, express or implied, statutory or otherwise, between the Vendor and the Purchaser except as specifically set forth herein. In particular, the Purchaser acknowledges and agrees that no representations or warranties, express or implied, are made by the Vendor in respect of the information set out in the Confidential Information Memorandum entitled “Fort St. James Sawmill – Acquisition Opportunity” dated May 19, 2004 prepared by Capital West Partners and that the only representations and warranties made by the Vendor, and on which the Purchaser is relying, are as set out in this Agreement.

11.7.	Notices

Any notice, request, demand, direction or communication required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the party to which it is to be given as follows:

To the Vendor:

Canadian Forest Products Ltd.

Bentall 5

1500 – 550 Burrard Street

Vancouver, British Columbia, V6C 2C1

Attention:        David M. Calabrigo

Facsimile No.(604) 661-5435

To the Purchaser:

Pope & Talbot Ltd.

1500 S.W. First Avenue

Suite 200

Portland, Oregon

United States of America 97201

Attention:        Maria Pope

Facsimile No.: (503) 220-2727

or to such other address or facsimile number as a party may specify by notice given in accordance with this section. Any such notice, request, demand or communication given shall be deemed to have been given, in the case of delivery by hand, when delivered, and in the case of delivery by facsimile transmission on the first Business Day after the day of transmittal.

11.8.	Further Assurances

Each of the parties shall execute and deliver all such further agreements and documents and do such further acts and things as may be reasonably required from time to time to give effect to this Agreement.

11.9.	Assignment

Except with the written consent of the other party, neither the Vendor nor the Purchaser may assign any of their respective benefits, obligations or liabilities under or in respect of this Agreement.

11.10.	Binding Effect

This Agreement will enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

11.11.	Time is of the Essence

Time shall be of the essence of this Agreement.

11.12.	No Contra Preferendum

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13.	Representations and Warranties

The parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

11.14.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

11.15.	Governing Law; Venue

This Agreement shall be governed by, and construed in accordance with, the Laws of British Columbia and the laws of Canada applicable therein. Subject to section 10.6(b), the Vendor and the Purchaser agree to submit to the non-exclusive jurisdiction of the courts of British Columbia with respect to any dispute, claim or matter relating to this Agreement or the purchase and sale transaction contemplated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CANADIAN FOREST PRODUCTS LTD.

By:	/s/ David Calabrigo

By:

POPE & TALBOT LTD.

By:	/s/ Maria M. Pope

By: